UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Pulte Homes, Inc.

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PULTE HOMES, INC.

100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, Michigan 48304

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We will hold our annual meeting of shareholders at The Community House, 380 South Bates Street, Birmingham, Michigan, on Thursday, May 15, 2008, at 8:30 a.m., Eastern Time. At this meeting, shareholders will vote on:

o	The election of five directors, one director to serve a term of one year and four directors to serve a term of three years.

o	The approval of the Pulte Homes, Inc. 2008 Senior Management Incentive Plan.

o	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

o	A shareholder proposal requesting the election of directors by a majority, rather than plurality, vote.

o	A shareholder proposal requesting the declassification of the Board of Directors.

o	A shareholder proposal regarding the use of performance-based options.

o	A shareholder proposal requesting annual advisory votes on executive compensation.

o	A shareholder proposal requesting a report regarding climate change.

o	A shareholder proposal requesting the creation of an oversight committee with respect to nontraditional mortgage loans.

You can vote if you were a shareholder of record at the close of business on March 18, 2008. You may vote by internet, telephone, written proxy or written ballot at the meeting.

This proxy statement and the enclosed form of proxy, as well as our 2007 annual report, are first being mailed to shareholders beginning on April 7, 2008. We encourage you to sign and return the accompanying proxy card in the enclosed envelope or instruct us via the internet or by telephone as to how you would like your shares voted.

By Order of the Board of Directors

STEVEN M. COOK
Vice President, General Counsel
and Secretary

Bloomfield Hills, Michigan
April 7, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2008.

The Company’s Proxy Statement for the 2008 Annual Meeting of Shareholders and the Annual Report to Shareholders for the fiscal year ended December 31, 2007 are available at:
http://phx.corporate-ir.net/phoenix.zhtml?c=77968&p=irol-disclaimerHome

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
BENEFICIAL SECURITY OWNERSHIP
PROPOSAL ONE: ELECTION OF DIRECTORS
COMMITTEES OF THE BOARD OF DIRECTORS
2007 DIRECTOR COMPENSATION
CORPORATE GOVERNANCE
DIRECTOR NOMINATION RECOMMENDATIONS
2007 EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
ADDITIONAL PROPOSALS REQUIRING YOUR VOTE
PROPOSAL TWO: APPROVAL OF THE PULTE HOMES, INC. 2008 SENIOR MANAGEMENT INCENTIVE PLAN
PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL FOUR: DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL
PROPOSAL FIVE: DECLASSIFICATION OF BOARD OF DIRECTORS PROPOSAL
PROPOSAL SIX: PERFORMANCE-BASED OPTIONS PROPOSAL
PROPOSAL SEVEN: PROPOSAL REQUESTING ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL EIGHT: CLIMATE CHANGE REPORT PROPOSAL
PROPOSAL NINE: CREATION OF OVERSIGHT COMMITTEE PROPOSAL
OTHER MATTERS
Appendix I

PROXY STATEMENT

The Board of Directors is soliciting proxies to be used at the annual meeting of shareholders to be held on Thursday, May 15, 2008, beginning at 8:30 a.m., Eastern Time, at The Community House, 380 South Bates Street, Birmingham, Michigan. This proxy statement and the enclosed form of proxy are first being mailed to shareholders beginning April 7, 2008.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIAL AND THE ANNUAL MEETING:

What am I voting on?

You are voting on nine proposals:

1.	The election of five directors, with one nominee, Richard G. Wolford, to serve a term of one year, and four nominees, Cheryl W. Grisé, William B. Smith, Brian P. Anderson, and Patrick J. O’Leary, to serve a term of three years.

2.	The approval of the Pulte Homes, Inc. 2008 Senior Management Incentive Plan.

3.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

4.	A shareholder proposal requesting the election of directors by a majority, rather than plurality, vote.

5.	A shareholder proposal requesting the declassification of the Board of Directors.

6.	A shareholder proposal regarding the use of performance-based options.

7.	A shareholder proposal requesting annual advisory votes on executive compensation.

8.	A shareholder proposal requesting a report regarding climate change.

9.	A shareholder proposal requesting the creation of an oversight committee with respect to nontraditional mortgage loans.

What are the voting recommendations of the Board?

The Board recommends the following votes:

o	FOR the election of all of the nominees for director.

o	FOR the approval of the Pulte Homes, Inc. 2008 Senior Management Incentive Plan.

o	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

o	AGAINST the shareholder proposal requesting the election of directors by a majority, rather than plurality, vote.

o	AGAINST the shareholder proposal requesting the declassification of the Board of Directors.

o	AGAINST the shareholder proposal regarding the use of performance-based options.

o	AGAINST the shareholder proposal requesting annual advisory votes on executive compensation.

o	AGAINST the shareholder proposal requesting a report regarding climate change.

o	AGAINST the shareholder proposal requesting the creation of an oversight committee with respect to nontraditional mortgage loans.

Will any other matter be voted on?

We are not aware of any other matters on which you will be asked to vote at the meeting. If you have completed and mailed your proxy card and any other matter is properly brought before the meeting, William J. Pulte and Richard J. Dugas, Jr., acting as your proxies, will vote for you in their discretion.

How do I vote my shares?

If you are a shareholder of record as of the close of business on March 18, 2008 (the record date), you can give a proxy to be voted at the meeting either:

o	by mailing in the enclosed proxy card;

o	by written ballot at the meeting;

o	over the telephone by calling a toll-free number; or

o	electronically, using the internet.

If you complete and mail in your proxy card, your shares will be voted as you indicate. If you do not indicate your voting preferences, William J. Pulte and Richard J. Dugas, Jr., acting as your proxies, will vote your shares FOR Items 1, 2 and 3 and AGAINST Items 4, 5, 6, 7, 8 and 9.

The telephone and internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the internet, please refer to the instructions on the enclosed proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee on how to vote your shares.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Computershare Trust Company, N.A. (“Computershare”), the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

Can I change my vote?

Yes. You can change your vote or revoke your proxy before the meeting in any of three ways:

o	by submitting another proxy by telephone, via the internet or by mail that is later dated and, if by mail, that is properly signed; or

o	by submitting written notice to the Secretary of the Company. Your notice must be received by the Company by 5:00 p.m., Eastern Time, on May 14, 2008; or

o	by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

The five director nominees receiving the greatest number of votes will be elected. The service of such directors will be subject to the Corporate Governance Guidelines of the Company. The approval of the Pulte Homes, Inc. 2008 Senior Management Incentive Plan, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and the shareholder proposals each require the affirmative vote of a majority of the votes cast at the meeting.

Who will count the vote?

Computershare will act as the independent tabulator to receive and tabulate the proxies and as the independent inspector of election to certify the results.

What does it mean if I get more than one proxy card?

It means your shares are held in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. You may do this by contacting our transfer agent, Computershare, by phone at (877) 282-1168, by mail at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078, or via the internet at www.computershare.com.

Who can attend the annual meeting?

All shareholders of record as of the close of business on March 18, 2008 can attend. Registration will begin at 8:00 a.m., Eastern Time. Institutional or entity shareholders are allowed to bring up to two representatives. Attendance at the meeting will be on a first-come, first-served basis, upon arrival at the meeting.

What do I need to do to attend the annual meeting?

You should plan to arrive at The Community House at 380 South Bates Street, Birmingham, Michigan, on Thursday, May 15, 2008 by 8:00 a.m., Eastern Time. Upon your arrival, please follow the signs to the registration desk where you will register for the meeting.

An admission ticket (or other proof of stock ownership) and a government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the annual meeting. Representatives of Pulte will be present at the registration desk to review and determine the validity of such documentation. Only shareholders who own Pulte common shares as of the close of business on March 18, 2008 will be entitled to attend the meeting. An admission ticket or recent bank or brokerage statement will serve as verification of your ownership.

o	If your Pulte shares are registered in your name and you receive your proxy materials by mail, an admission ticket will be attached to your proxy card.

o	If your Pulte shares are registered in your name and you vote your shares electronically over the Internet, you may access and print an admission ticket after voting such shares.

o	If your Pulte shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned Pulte shares on March 18, 2008.

No cameras, recording devices or large packages will be permitted in the meeting room.

What is the quorum requirement of the annual meeting?

A majority of the 257,369,247 shares outstanding on March 18, 2008 constitutes a quorum for voting at the meeting. If you vote, your shares will be part of the quorum.

How will abstentions be treated?

Abstentions will be counted as shares present at the meeting for purposes of determining whether a quorum exists. You may not abstain with respect to the election of directors. With respect to the proposals to approve the Pulte Homes, Inc. 2008 Senior Management Incentive Plan and to ratify the appointment of Ernst & Young LLP and with respect to the shareholder proposals, an abstention will not be counted as a vote cast and therefore will have no effect on whether the proposal is approved.

How will broker non-votes be treated?

A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. Broker non-votes will be treated in the same manner, and have the same effect, as abstentions.

BENEFICIAL SECURITY OWNERSHIP

The table below shows the number of our common shares beneficially owned as of March 18, 2008 by each of our nominees for Director, Directors and Executive Officers named in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our Directors and Executive Officers as a group. The table also includes information about stock options exercisable within 60 days after March 18, 2008, restricted shares, and Pulte common shares held in our 401(k) Plan.

Directors And Named Executive		Exercisable Stock	Percentage of
Officers	Shares(2)	Options(14)	Outstanding Shares
Brian P. Anderson	12,900(3)	26,000	*
D. Kent Anderson	45,200	129,684	*
Roger A. Cregg	473,461(4)	1,858,716	*
Richard J. Dugas, Jr.	609,926(5)	1,340,000	*
Cheryl W. Grisé(1)	0	0	*
Peter J. Keane	142,361(6)	92,500	*
Debra J. Kelly-Ennis	26,618(7)	110,000	*
David N. McCammon	148,000(8)	62,000	*
Patrick J. O’Leary	9,900	26,000	*
Steven C. Petruska	452,297(9)	543,000	*
William J. Pulte	42,353,189(10)(11)	0	16.46
Bernard W. Reznicek	23,272(12)	78,000	*
Alan E. Schwartz	94,800	46,000	*
Francis J. Sehn	160,800(13)	42,000	*
John J. Shea	41,600	78,000	*
William B. Smith	25,200	94,000	*
Richard G. Wolford(1)	0	0	*
All Nominees for Director, Directors and Executive Officers as a group (22), including the above	45,046,821	5,872,144	19.78

*	Less than 1%.

Notes:

(1)	Ms. Grisé and Mr. Wolford are nominees for Director and, if elected at the annual meeting of shareholders, will commence service on the Board of Directors immediately following their election.

(2)	All directors and executive officers listed in this table have sole voting and investment power over the Pulte shares they beneficially own, except as otherwise noted below.

(3)	Includes 3,000 Pulte common shares that Mr. Anderson owns jointly with his wife.

(4)	Includes (i) 198,190 Pulte common shares that Mr. Cregg owns jointly with his wife, (ii) 65,000 restricted shares that are scheduled to vest on February 1, 2009, (iii) 65,000 restricted shares that are scheduled to vest on February 5, 2010, (iv) 97,500 restricted shares that are scheduled to vest on February 7, 2011, and (v) 82 Pulte common shares held in our 401(k) Plan.

(5)	Includes (i) 69,800 Pulte common shares that Mr. Dugas owns jointly with his wife, (ii) 40,612 Pulte common shares owned in a trust of which Mr. Dugas is a beneficiary, (iii) 120,000 restricted shares that are scheduled to vest on February 1, 2009, (iv) 100,000 restricted shares that are scheduled to vest on February 5, 2010, (v) 125,000 restricted shares that are scheduled to vest on February 7, 2011, and (vi) 17,510 Pulte common shares held in our 401(k) Plan.

(6)	Includes (i) 30,000 restricted shares that are scheduled to vest on December 8, 2008, (ii) 40,000 restricted shares, which includes 10,000 shares that are scheduled to vest on each of September 15, 2008 and September 15, 2009 and 20,000 shares that are scheduled to vest on September 15, 2010, (iii) 32,500 restricted shares that are scheduled to vest on February 5, 2010, (iv) 35,000 restricted shares that are scheduled to vest on February 7, 2011, and (v) 125 Pulte common shares held in our 401(k) Plan.

(7)	Includes 25,418 shares that are owned in a trust of which Ms. Kelly-Ennis is a trustee and a beneficiary.

(8)	These shares are owned in a trust of which Mr. McCammon is a trustee and a beneficiary, all of which are pledged as security.

(9)	Includes (i) 80,000 restricted shares that are scheduled to vest on February 1, 2009, (ii) 80,000 restricted shares that are scheduled to vest on February 5, 2010, (iii) 120,000 restricted shares that are scheduled to vest on February 7, 2011, and (iv) 16,588 Pulte common shares held in our 401(k) Plan.

(10)	Includes (i) 41,882,664 Pulte common shares that are owned by various trusts of which Mr. Pulte is a trustee, (ii) 120,000 restricted shares that are scheduled to vest on February 1, 2009, (iii) 100,000 restricted shares that are scheduled to vest on February 5, 2010, (iv) 125,000 restricted shares that are scheduled to vest on February 7, 2011, and (v) 125,525 Pulte common shares held in our 401(k) Plan.

(11)	30,378,652 Pulte common shares owned by William J. Pulte are pledged as security.

(12)	Includes 7,200 shares that Mr. Reznicek owns jointly with his wife.

(13)	Includes 80,400 Pulte common shares owned in a trust of which Mr. Sehn is a trustee, and 80,400 Pulte common shares owned in a trust of which Mr. Sehn is a beneficiary.

(14)	These are shares which the listed director or executive officer has the right to acquire within 60 days of March 18, 2008 pursuant to Pulte’s stock option plans.

Beneficial Ownership of Significant Shareholders

The following table provides information regarding security holders that own more than 5% of all outstanding Pulte common shares:

		Percentage of Outstanding
Name and Address of	Beneficial Ownership	Common Shares on
Beneficial Owner	of Common Shares	March 18, 2008

William J. Pulte	42,353,189(1)	16.46
100 Bloomfield Hills Parkway, Suite 300 Bloomfield Hills, MI 48304
Legg Mason Capital Management, Inc.	29,101,589(2)	11.31
100 Light Street Baltimore, MD 21202
Hotchkis and Wiley Capital Management, LLC	19,416,800(3)	7.54
725 S. Figueroa Street, 39th Floor Los Angeles, CA 90017

Notes:

(1)	Includes (i) 41,882,664 Pulte common shares that are owned by various trusts of which Mr. Pulte is a trustee, (ii) 120,000 restricted shares that are scheduled to vest on February 1, 2009, (iii) 100,000 restricted shares that are scheduled to vest on February 5, 2010, (iv) 125,000 restricted shares that are scheduled to vest on February 7, 2011, and (v) 125,525 Pulte common shares held in our 401(k) Plan.

(2)	This information is derived from a Schedule 13G/A filed by Legg Mason Capital Management, Inc. and certain affiliated entities on February 14, 2008. According to the Schedule 13G/A, Legg Mason Capital Management, Inc. and certain affiliated entities have shared voting power over 29,101,589 Pulte common shares and shared dispositive power over 29,101,589 Pulte common shares.

(3)	This information is derived from a Schedule 13G filed by Hotchkis and Wiley Capital Management, LLC on February 14, 2008. According to the Schedule 13G, Hotchkis and Wiley Capital Management, LLC has sole voting power over 11,925,500 Pulte common shares and sole dispositive power over 19,416,800 Pulte common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers file reports with the SEC indicating the number of our common shares that they beneficially owned when they became a director or executive officer and, after that, any changes in their beneficial ownership of our common shares. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934, as amended. We have reviewed the copies of these reports that we have received and have also received and reviewed written representations of the accuracy of these reports from these individuals.

Based on these reports and representations, Pulte believes that during 2007 our directors and executive officers complied with all Section 16(a) reporting requirements, except that Francis J. Sehn, a member of our board of directors, filed a late Form 5 with respect to two separate transfers of Pulte common shares to a trust established for the benefit of his wife.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Articles of Incorporation require that we have at least three, but no more than 15, directors. The exact number of directors is set by the Board and is currently 12. The Board is divided into three classes of directors who have overlapping three year terms. Three current directors, William B. Smith, Brian P. Anderson and Patrick J. O’Leary, have terms expiring at the 2008 annual meeting and are being nominated for re-election to serve three year terms to expire in 2011. These three nominees have each agreed to serve the additional term for which they have been nominated, if elected. The terms of D. Kent Anderson and John J. Shea are also expiring at the 2008 annual meeting; however, Messrs. Anderson and Shea have decided not to run for re-election. Two nominees with no prior service to Pulte are being nominated by the Board to fill the vacancies left by Messrs. Anderson and Shea. Of these two nominees, Richard G. Wolford is being nominated to serve a one year term to expire in 2009, and Cheryl W. Grisé is being nominated to serve a three year term to expire in 2011. Richard G. Wolford and Cheryl W. Grisé were both recommended to the Nominating and Governance Committee by Spencer Stuart, a third-party search firm. The Company paid Spencer Stuart $250,000 in fees for its services. Please see below for a description of the occupations and recent business experience of the two new director nominees, along with descriptions with respect to all current director nominees and continuing directors.

The Corporate Governance Guidelines of the Company provide that any nominee for director who, in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” his or her election at the annual meeting (“Majority Withheld Vote”) will promptly tender his or her resignation from the Board. The Nominating and Governance Committee, which is comprised exclusively of independent directors, will consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it. The Board will act upon the Nominating and Governance Committee’s recommendation no later than the Board’s first regularly scheduled meeting following certification of the Majority Withheld Vote. The action taken by the Board will be publicly disclosed in a report filed with the SEC and may include, without limitation, acceptance or rejection of the tendered resignation or adoption of measures designed to address the issues underlying the Majority Withheld Vote. The foregoing description is qualified in its entirety by reference to our Corporate Governance Guidelines, which are available for viewing on our website at www.pulte.com.

Nominee to Serve a One Year Term Expiring at the 2009 Annual Meeting

Richard G. Wolford

Age:	63
Director since:	New Director nominee
Principal Occupation:	Chairman of the Board, President and Chief Executive Officer, Del Monte Foods Company
Recent Business Experience:	Mr. Wolford is Chairman of the Board, President and Chief Executive Officer of Del Monte Foods Company. Mr. Wolford joined Del Monte as Chief Executive Officer and a Director in April 1997. He was elected President of Del Monte in February 1998 and was elected Chairman of the Board in May 2000. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors. Mr. Wolford serves as Vice Chairman of the Board of Directors and on the Executive Committee for the Grocery Manufacturers Association (“GMA”). In June 2005, he was elected Chairman of GMA’s Industry Affairs Council.
Outside Directorships:	Del Monte Foods Company

The Board of Directors recommends a vote “FOR” the election of this nominee.

Nominees to Serve a Three Year Term Expiring at the 2011 Annual Meeting

Cheryl W. Grisé

Age:	55
Director since:	New Director nominee
Principal Occupation:	Retired Executive Vice President
Recent Business Experience:	Ms. Grisé was Executive Vice President of Northeast Utilities, a public utility holding company, from December 2005 until her retirement effective July 2007; Chief Executive Officer of its principal operating subsidiaries from September 2002 to January 2007; President of the Utility Group of Northeast Utilities Service Company from May 2001 to January 2007; President of the Utility Group of Northeast Utilities from May 2001 to December 2005; and Senior Vice President, Secretary and General Counsel of Northeast Utilities from 1998 to 2001. Ms. Grisé is a Senior Fellow of the American Leadership Forum. She received her Bachelor of Arts from the University of North Carolina at Chapel Hill and a Juris Doctor from Thomas Jefferson School of Law, and has completed the Yale Executive Management Program.
Outside Directorships:	Pall Corporation, MetLife, Inc., University of Connecticut Foundation and Kingswood-Oxford School

William B. Smith

Age:	64
Director since:	2001
Principal Occupation:	Advisory Director, Morgan Stanley & Co., Incorporated, New York, New York
Recent Business Experience:	Mr. Smith has been an Advisory Director of Morgan Stanley & Co., Incorporated, an international investment bank, since July 2000. Mr. Smith served as Managing Director and Head of Morgan Stanley Realty from May 1997 until July 2000.

Brian P. Anderson

Age:	57
Director since:	2005
Principal Occupation:	Retired Chief Financial Officer
Recent Business Experience:	Mr. Anderson was the Executive Vice President and Chief Financial Officer of OfficeMax, Inc., a business-to-business and retail office products distribution company, from November 2004 to January 2005. Prior to that time, Mr. Anderson was Senior Vice President and Chief Financial Officer of Baxter International, Inc., a global diversified medical products and services company, from 1998 to 2004.
Outside Directorships:	W.W. Grainger, Inc., A.M. Castle & Co., and James Hardie Industries

Patrick J. O’Leary

Age:	50
Director since:	2005
Principal Occupation:	Executive Vice President and Chief Financial Officer of SPX Corporation
Recent Business Experience:	Mr. O’Leary has served as Executive Vice President and Chief Financial Officer of SPX Corporation, a global industrial and technological services and products company, since December 2004. Prior to that time, he served as Chief Financial Officer and Treasurer of SPX Corporation from October 1996 to December 2004.

The Board of Directors recommends a vote “FOR” the election of these four nominees.

Directors Continuing to Serve a Three Year Term Expiring at the 2009 Annual Meeting

Debra J. Kelly-Ennis

Age:	51
Director since:	1997
Principal Occupation:	Chief Marketing Officer, Diageo North America, Norwalk, Connecticut
Recent Business Experience:	Ms. Kelly-Ennis has served as Chief Marketing Officer of Diageo North America, an adult spirits company, since April 2005. She served as President of Saab Cars USA, a wholly-owned subsidiary of General Motors Europe, from October 2002 to April 2005. Ms. Kelly-Ennis served as General Manager of the Oldsmobile Division of General Motors Corporation from May 2000 until September 2001, and served as Brand Manager of General Motors’ Chevrolet Division from March 1999 until April 2000.
Outside Directorships:	Dress for Success Worldwide

Bernard W. Reznicek

Age:	71
Director since:	2002
Principal Occupation:	President and Chief Executive Officer, Premier Enterprises Inc., Omaha, Nebraska
Recent Business Experience:	Mr. Reznicek has served as President and Chief Executive Officer of Premier Enterprises Inc., a consulting, investment, and real estate development company, since April 1993. Mr. Reznicek was an executive with Central States Indemnity Company, a member of the Berkshire Hathaway Insurance Group, from January 1997 until January 2003. Mr. Reznicek served as Dean of the College of Business of Creighton University in Omaha, Nebraska from July 1994 until January 1997 and served as Chairman and Chief Executive Officer of Boston Edison, a utility company, from September 1987 to July 1994.
Outside Directorships:	CSG Systems International, Inc., Central States Indemnity, and Info USA, Inc.

Alan E. Schwartz

Age:	82
Director since:	1972
Principal Occupation:	Partner, Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan
Recent Business Experience:	Mr. Schwartz is a Partner in the law firm of Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan, which provides legal services to Pulte Homes, Inc.
Outside Directorships:	Detroit Development Ventures, Inc. (general partner of The Detroit Investment Fund, L.P.)

Directors Continuing to Serve a Three Year Term Expiring at the 2010 Annual Meeting

William J. Pulte

Age:	75

Director since:	1956

Principal Occupation:	Founder and Chairman of the Board, Pulte Homes, Inc.

Recent Business Experience:	Mr. Pulte, the founder of Pulte Homes, Inc., has served as Chairman of the Board of Directors since December 2001. Previously, Mr. Pulte served as Chairman of the Executive Committee of the Board of Directors from January 1999 to December 2001, and Chairman of the Board of Directors from January 1991 until January 1999.

Richard J. Dugas, Jr.

Age:	42
Director since:	2003
Principal Occupation:	President and Chief Executive Officer, Pulte Homes, Inc.
Recent Business Experience:	Mr. Dugas has served as President and Chief Executive Officer of Pulte Homes, Inc. since July 1, 2003. Prior to that, he served as Chief Operating Officer of Pulte Homes from May 2002 through June 2003. Mr. Dugas previously served in various management positions with Pulte Homes since 1994, including, most recently, Coastal Region President with responsibility for the Georgia, North Carolina, South Carolina and Tennessee operations.

David N. McCammon

Age:	73
Director since:	1997
Principal Occupation:	Senior Partner, Strength Capital Partners, L.L.C., Bloomfield Hills, Michigan
Recent Business Experience:	Mr. McCammon has been Senior Partner of Strength Capital Partners, L.L.C., a private-equity fund, since June 2000. Previously, Mr. McCammon served as Vice President of Finance for Ford Motor Company until his retirement in 1997.

Francis J. Sehn

Age:	89
Director since:	1995
Principal Occupation:	Chairman, The Fran Sehn Company, Bloomfield Hills, Michigan
Recent Business Experience:	Mr. Sehn has served as the Chairman of The Fran Sehn Company, an international engineering and consulting company, since 1954.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies, or is unable to serve for any reason, the Board may reduce the number of directors or appoint a new director to fill the vacancy. The new director would serve until the next annual meeting.

Independence

Under the Company’s Corporate Governance Guidelines, a substantial majority of the members of our Board of Directors must be independent. The Board of Directors has adopted categorical independence standards to assist the Nominating and Governance Committee in determining director independence, which standards either meet or exceed the independence requirements of the New York Stock Exchange’s (“NYSE”) corporate governance standards. Under these standards, no director can qualify as independent unless (i) the Board affirmatively determines that the director has no material relationship with the Company directly or as an officer, shareholder or partner of an organization that has a relationship with the Company, and (ii) the director meets the following categorical standards:

o	Has not been an employee of the Company for at least three years;

o	Has not, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

o	Has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who shares the Director’s home) who did not satisfy the foregoing criteria during the last three years; provided, however, that such Director’s immediate family member may have served as an employee but not as an executive officer of the Company during such three-year period so long as such immediate family member shall not have received, during any twelve-month period within such three-year period, more than $100,000 in direct compensation from the Company for such employment;

o	Is not a current partner or employee of the Company’s internal or external audit firm, and the director was not within the past three years a partner or employee of such a firm who personally worked on the Company’s audit within that time;

o	Has no immediate family member who (i) is a current partner of a firm that is the Company’s internal or external auditor, (ii) is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (iii) was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

o	Has not received, and has no immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (other than in his or her capacity as a member of the Board of Directors);

o	Is not a current employee, and has no immediate family member who is a current executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

o	Does not serve, and has no immediate family member who has served, during the last three years as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries, unless such investment is less than the greater of $1 million or 2% of such entity’s total invested capital, whichever is greater, in any of the last three years; and

o	Has not been, and has no immediate family member who has been, an executive officer of a charitable or educational organization for which the Company contributed more than the greater of $1 million or 2% of such charitable organizations’ consolidated gross revenues, in any of the last three years.

The Board considered all relevant facts and circumstances in assessing director independence and affirmatively determined that Brian P. Anderson, Debra J. Kelly-Ennis, Cheryl W. Grisé, David N. McCammon, Patrick J. O’Leary, Bernard W. Reznicek, Francis J. Sehn, William B. Smith and Richard G. Wolford are independent within the meaning of the Company’s categorical standards and the NYSE listing standards. The Board also considered all relevant facts and circumstances in assessing the director independence of D. Kent Anderson and John J. Shea, who are not running for re-election to serve on the Board, and affirmatively determined that Messrs. Anderson and Shea are also independent within the meaning of the Company’s categorical standards and the NYSE listing standards. The Board further determined that William J. Pulte and Richard J. Dugas, Jr., who are Pulte employees, and Alan E. Schwartz, who is a partner with Honigman Miller Schwartz and Cohn LLP, which provides legal services to Pulte and its subsidiaries, are not independent within the meaning of the Company’s categorical standards and the NYSE listing standards.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, Compensation Committee, Nominating and Governance Committee and Finance Committee. Charters for the Audit Committee, Compensation Committee, Nominating and Governance Committee are available on the Company’s website at www.pulte.com. The table below shows current membership for each of the standing Board committees.

Nominating and
	Audit		Compensation		Governance		Finance
Director Name	Committee		Committee		Committee		Committee
Brian P. Anderson	X				X
D. Kent Anderson			X				X
Richard J. Dugas, Jr.							X
Debra J. Kelly-Ennis	X				X	*
David N. McCammon**	X	*			X		X
Patrick J. O’Leary	X		X
William J. Pulte
Bernard W. Reznicek	X		X	*
Alan E. Schwartz							X
Francis J. Sehn					X		X
John J. Shea			X		X
William B. Smith			X				X	*

*	Chair

**	Lead Director

Audit Committee

The Audit Committee met 13 times in 2007. The Committee represents and assists the Board with the oversight of: the integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and the independent auditor.

The Audit Committee is also responsible for selecting (subject to ratification by our shareholders) the independent auditor as well as setting the compensation for and overseeing the work of the independent auditor and pre-approving all audit services to be provided by the independent auditor. Brian P. Anderson currently serves on the audit committee of more than three public companies. The Board of Directors has determined that Mr. Anderson’s simultaneous service on the audit committees of more than three public companies will not impair his ability to serve effectively on the Company’s Audit Committee. The Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules and financially literate as defined by the NYSE rules, and that David N. McCammon, Bernard W. Reznicek, Brian P. Anderson and Patrick J. O’Leary are audit committee financial experts for purposes of the SEC’s rules.

Compensation Committee

The Compensation Committee met ten times in 2007. The Compensation Committee is responsible for the review, approval and administration of the compensation and benefit programs for the Chief Executive Officer and the other named executive officers. It also reviews and makes recommendations regarding the Company’s incentive plans and certain other compensation plans. The Board of Directors has determined that each of the members of the Compensation Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

The Compensation Committee meets regularly in person and via teleconference to discharge its duties and responsibilities. Mr. Bernard W. Reznicek is the Chair of the Compensation Committee. Mr. Reznicek works with Mr. James R. Ellinghausen, the Company’s Executive Vice President, Human Resources, to establish meeting agendas and determine whether any members of Pulte’s management or outside advisors should attend meetings. The Compensation Committee also meets regularly in executive session. At various times during the year at the request of the Compensation Committee, Mr. Steven C. Petruska, our Executive Vice President and Chief Operating Officer and Mr. Roger A. Cregg, our Executive Vice President and Chief Financial Officer, may attend Compensation Committee meetings, or portions of Compensation Committee meetings, to provide the Compensation Committee with information regarding the Company’s operational performance, financial performance, or other topics requested by the Compensation Committee.

The Chief Executive Officer, Mr. Richard J. Dugas, annually reviews the performance of each member of senior management (other than the Chief Executive Officer and the Chairman of the Board, whose performance is reviewed by the Compensation Committee). Recommendations based on these reviews, including salary adjustments, annual bonuses and equity grants, are presented to the Compensation Committee. All decisions for 2007 made with respect to Messrs. Petruska and Cregg and Mr. Peter J. Keane, our Senior Vice President of Operations, were made after deliberation with, and concurrence by, Mr. Dugas. Decisions regarding salary adjustments, annual bonuses and equity grants for the Chief Executive Officer and the Chairman of the Board are made by the Compensation Committee.

The Compensation Committee receives and reviews materials in advance of each meeting provided by the Compensation Committee’s consultant and management. These materials include information that management believes will be helpful to the Compensation Committee, as well as materials the Compensation Committee specifically requests.

The Compensation Committee has the authority to hire and fire its own outside compensation consultant and any other advisors it deems necessary. In 2003, the Compensation Committee engaged Pearl Meyer & Partners to act as its independent consultant. The consultant regularly provides the Compensation Committee with information regarding market compensation levels, general compensation trends and best practices. The Compensation Committee also regularly asks the consultant to opine on the reasonableness of specific pay decisions and actions for the named executive officers, as well as the appropriateness of the design of the Company’s executive compensation programs.

The activities of the compensation consultant are directed by the Compensation Committee, although the consultant may communicate with members of management, as appropriate, to gather data and prepare analyses as requested by the Compensation Committee. During 2007, the Compensation Committee asked Pearl Meyer to gather executive market data from Pulte’s peers and perform an equity dilution analysis for Fortune 500 companies, among other topics. The Compensation Committee also asked Pearl Meyer to provide opinions on named executive officer pay decisions and board of director compensation.

The Compensation Committee has determined that Pearl Meyer & Partners is independent because it does no work for us other than that requested by the Compensation Committee. The Chairman of the Compensation Committee reviews the consultant’s invoices, which are paid by the Company.

Nominating and Governance Committee

The Nominating and Governance Committee met five times in 2007. The Nominating and Governance Committee is responsible for matters related to the governance of the Company and for developing and recommending to the Board the criteria for Board membership, the selection of new Board members, and the assignment of directors to the committees of the Board. The Nominating and Governance Committee assures that a regular evaluation is conducted of the performance, qualifications and integrity of both the Board of Directors and the executive officers of the Company. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

Finance Committee

The Finance Committee met five times in 2007. The Finance Committee reviews all aspects of the Company’s policies that relate to the management of the Company’s financial affairs. The Finance Committee also reviews the Company’s long-term strategic plans and annual budgets, capital commitments budget, and it reviews the Company’s cash needs and funding plans.

Board Meeting Information

The Board held a total of seven meetings in 2007. During 2007, each director attended at least 75% of the aggregate number of meetings of the Board and the committees on which such director served.

Pulte encourages its directors to attend each Annual Meeting of our shareholders, and all of our directors serving on the date of last year’s annual meeting attended that meeting.

Throughout the year, Pulte held regularly scheduled executive sessions of its non-management directors without management participation. In addition, in 2008 Pulte will hold at least one executive session of its non-management directors without the participation of management and the non-management director who is not independent within the meaning of the Company’s categorical standards and the NYSE rules. David McCammon, our Lead Director, presides at these executive sessions.

2007 DIRECTOR COMPENSATION

				Change in
				Pension Value
				and
				Nonqualified
	Fees Earned	Stock	Options	Deferred
	or Paid	Awards	Awards	Compensation	Total
Name	in Cash ($)(1)	($)(2)	($)(3)	Earnings(4)	($)
Francis J. Sehn	$75,500	$98,100	$74,973	$64	$248,637
Alan E. Schwartz	$71,000	$98,100	$74,973	$49	$244,122
John J. Shea	$89,000	$98,100	$74,973	$0	$262,073
D. Kent Anderson	$86,000	$98,100	$74,973	$0	$259,073
Brian P. Anderson	$92,000	$98,100	$74,973	$0	$265,073
William B. Smith	$97,500	$98,100	$74,973	$143	$270,716
Patrick J. O’Leary	$93,500	$98,100	$74,973	$11	$266,584
Debra J. Kelly-Ennis	$98,000	$98,100	$74,973	$369	$271,442
Bernard W. Reznicek	$116,000	$98,100	$74,973	$0	$289,073
David N. McCammon	$145,500	$98,100	$74,973	$308	$318,881

(1)	The amounts in this column represent the fees earned or paid in cash for services as a director, including annual retainer, committee, chairmanship, and meeting fees. Ms. Kelly-Ennis and Messrs. Smith, O’Leary and Sehn each deferred 100% of their 2007 fees pursuant to the Pulte Homes, Inc. Deferred Compensation Plan for Non-Employee Directors.

(2)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with FAS 123(R), except that, in accordance with the rules of the SEC, any estimate for forfeitures is excluded from, and does not reduce, such amounts. Assumptions used in the calculation of these amounts are included in note 9 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Company’s practice with respect to share awards has been to grant such awards to the directors without restrictions. Accordingly, there were no outstanding share award grants to any of the directors as of December 31, 2007. Because share awards granted in 2007 vested immediately, the grant date fair value measured in accordance with FAS 123(R) is the same as the FAS 123(R) expense recognized in 2007.

(3)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with FAS 123(R), except that, in accordance with the rules of the SEC, any estimate for forfeitures is excluded from, and does not reduce, such amounts. Assumptions used in the calculation of these amounts are included in note 9 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Company’s practice with respect to option awards is to grant such awards with immediate vesting. Because option awards granted in 2007 vested immediately, the grant date fair value measured in accordance with FAS 123(R) is the same as the FAS 123(R) expense recognized in 2007. As of December 31, 2007, the following option awards were outstanding with respect to each director: Alan E. Schwartz, 46,000; Francis J. Sehn, 42,000; D. Kent Anderson, 129,684; John J. Shea, 86,000; Brian P. Anderson, 26,000; William B. Smith, 94,000; Patrick J. O’Leary, 26,000; Debra J. Kelly-Ennis, 110,000; Bernard W. Reznicek, 78,000; and David N. McCammon, 62,000.

(4)	Pulte’s interest rate on non-qualified deferred compensation was 6.64% (5-year U.S. Treasury rate, plus 2%) for 2007, which exceeds 5.68%, or 120% of the Applicable Federal Long-Term Rate. The amounts included in this column reflect the portion of 2007 earnings under the Non-Qualified Deferral Plan that is in excess of what participants would have received had 5.68% been used to calculate earnings under the Plan.

Director Compensation

The Compensation Committee, with input from the Compensation Committee’s outside compensation consultant, annually reviews the compensation of the Company’s non-employee directors. Based on such review, the Compensation Committee recommends non-employee director compensation to the entire Board for its approval.

Cash Compensation

The non-employee directors were paid the following compensation in 2007 for service as members of the Board of Directors and as members of Board committees.

o	Annual Board membership fee of $50,000;

o	Annual committee membership fee of $3,000 for each Board committee ($8,000 for committee chairs); and

o	Attendance fee of $1,500 ($2,500 for committee chairs) for each Board and committee meeting they attend.

The Lead Director was also paid an additional $25,000 in 2007.

Equity Compensation

Each outside non-employee director also received an annual grant of 7,000 stock options under the Pulte Homes, Inc. 2004 Stock Incentive Plan, which vested immediately upon the date of grant. The directors also received 3,600 unrestricted common shares pursuant to such plan.

Director Deferred Compensation

Non-employee directors are entitled to defer all or a portion of their cash compensation. Deferred payments are credited each year with interest at a rate equal to the five year U.S. treasury rate, plus 2%. Payments may be deferred for up to eight years, and directors may elect to receive their deferred compensation in a lump sum or in equal annual installments over a period not to exceed eight years.

Directors who also are our employees do not receive any of the compensation described above.

Lead Director

Our Corporate Governance Guidelines contemplate that the Board will designate one of the independent directors to serve as Lead Director. As noted above, David McCammon currently serves as Lead Director. The Lead Director works with the Chairman and the Chief Executive Officer to ensure that the Board discharges its responsibilities, has structures and procedures in place to enable it to function independently of management and clearly understands the respective roles and responsibilities of the Board and management. In addition to presiding at the executive sessions of the non-management and independent directors, the Lead Director, among other duties, also coordinates feedback to the Chairman and the Chief Executive Officer from the independent directors regarding business issues and management and provides input with respect to agendas for meetings of the Board.

CORPORATE GOVERNANCE

Governance Guidelines; Business Practices Policy; Code of Ethics

The Board of Directors has adopted Corporate Governance Guidelines, which reflect the principles by which Pulte operates. The guidelines address an array of governance issues and principles including: director independence, committee independence, management succession, annual Board evaluation, periodic director evaluation, director share ownership, director nominations, role of the Lead Director and executive sessions of the independent directors. Pulte’s Governance Guidelines are available for viewing on our website at www.pulte.com. The Board of Directors also has adopted a Business Practices Policy, which applies to all directors and employees and a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller and other senior officers. The Company intends to include on its website any waivers of its Business Practices Policy that relate to executive officers and directors as well as any amendments to, or waivers from, a provision of its Code of Ethics that applies to the Company’s principal executive officer, principal financial officer or controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Available information about Pulte

The following information is available on Pulte’s website at www.pulte.com and in print for any shareholder upon written request to our Secretary:

o	Previously filed SEC current reports, quarterly reports, annual reports, and reports under Section 16(a) of the Securities Exchange Act of 1934

o	Audit Committee Charter

o	Compensation Committee Charter

o	Nominating and Governance Committee Charter

o	Code of Ethics (for Covered Senior Officers)

o	Business Practices Policy

o	Corporate Governance Guidelines

o	By-laws

DIRECTOR NOMINATION RECOMMENDATIONS

The Nominating and Governance Committee does not have a single method for identifying director candidates but will consider candidates suggested by a wide range of sources, including candidates recommended by shareholders. The Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Committee will review all proposed nominees, including those proposed by shareholders, in accordance with its charter and Pulte’s Corporate Governance Guidelines. While the Committee has not established specific types of experience or skills for potential candidates, the Committee will review the person’s judgment, experience, qualifications, independence, understanding of Pulte’s business or other related industries and such other factors as the Committee determines are relevant in light of the needs of the Board of Directors and Pulte. The Board of Directors believes that diversity is also an important goal, and will consider it in reviewing proposed nominees. The Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

You may recommend a person to be nominated for director by writing to our Secretary by certified mail, return receipt requested, or by recognized overnight courier, to Steven M. Cook, Vice President, General Counsel and Secretary, Pulte Homes, Inc., 100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304.

Your recommendation must set forth:

o	the name, age, business address and residence address of the proposed nominee;

o	the principal occupation or employment of the proposed nominee;

o	any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended;

o	any other information you believe is relevant concerning the proposed nominee;

o	a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected;

o	your name and record address;

o	the class or series and number of Pulte common shares which you own of record or beneficially;

o	a description of all arrangements or understandings between you and any other person (naming such person) pursuant to which the recommendation is being made by you; and

o	any other information relating to you that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended.

2007 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis addresses the following topics:

o	the process used to determine compensation for our named executive officers;

o	the objectives of our executive compensation program, including the executive behaviors and results that it is designed to reward and motivate;

o	the individual elements of our executive compensation program;

o	the rationale for using each element of executive pay; and

o	the method of determining the level of each individual element.

The Compensation Committee

Committee Members and Independence

The Compensation Committee (the “Committee”) is currently comprised of Messrs. Bernard W. Reznicek, D. Kent Anderson, Patrick O’Leary, John J. Shea and William B. Smith. Messrs. Anderson and Shea are not running for re-election to serve on the Board and, accordingly, will no longer serve on the Committee following the 2008 annual meeting. Mr. Reznicek, who has served on the Board of Directors for approximately seven years, is the Committee Chairman. Each member of the Committee qualifies as an independent director under NYSE listing standards and our Corporate Governance Guidelines.

Role of Committee

The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available at www.pulte.com. In general, the scope of the Committee’s authority is determined by the Board of Directors, or established by formal incentive plan documents. The fundamental responsibilities of the Committee include the following, in regards to the Company’s senior executives:

o	to establish the Company’s executive compensation philosophy and oversee the development and implementation of its executive compensation programs;

o	with respect to 2007 compensation, to establish compensation-related performance objectives under the Senior Management Annual Incentive and Long-Term Incentive Plans for executives that support our strategic plan;

o	to establish individual performance goals and objectives for the Chief Executive Officer;

o	to evaluate the job performance of the Chief Executive Officer in light of those goals and objectives;

o	to annually review and approve compensation actions for the Company’s Chief Executive Officer and other named executive officers. The Committee seeks input from the independent members of Pulte’s Board of Directors in establishing compensation levels for the Company’s named executive officers (including the Chief Executive Officer);

o	to administer Pulte’s equity compensation and shareholder-approved incentive compensation plans; and

o	to recommend to the Board the compensation arrangements for non-employee directors.

Information on the Committee’s processes and procedures for consideration of executive compensation are addressed in Committees of the Board of Directors — Compensation Committee above.

Role of Executive Officers

As noted above, the Committee is responsible for all compensation decisions for our senior executives (which include the named executive officers). The Committee is also responsible for approving equity grants to all recipients.

Mr. Ellinghausen, the Company’s Executive Vice President, Human Resources, works with Mr. Reznicek to establish meeting agendas and determine whether any members of Pulte’s management or outside advisors should attend meetings. The Chief Executive Officer annually reviews the performance of each member of senior management (other than the Chief Executive Officer and the Chairman of the Board, whose performance is reviewed by the Committee). Recommendations based on these reviews, including salary adjustments, annual bonuses and equity grants, are presented to the Committee. Decisions regarding salary adjustments, annual bonuses and equity grants for the Chief Executive Officer and the Chairman of the Board are made by the Committee. All decisions for 2007 made with respect to Messrs. Petruska, Cregg and Keane were made after deliberation with, and concurrence by, Mr. Dugas.

At various times during the year at the request of the Committee, Mr. Steven C. Petruska, our Executive Vice President and Chief Operating Officer and Mr. Roger A. Cregg, our Executive Vice President and Chief Financial Officer, may attend Committee meetings, or portions of Committee meetings, to provide the Committee with information regarding the Company’s operational performance, financial performance, or other topics requested by the Committee.

Executive Compensation Philosophy

Our overall compensation philosophy applicable to executive officers is to provide a compensation program that is intended to attract and retain qualified executives for Pulte through fluctuating business cycles and to provide them with incentive to achieve our strategic, operational and financial goals and increase shareholder value. Specifically, our 2007 compensation programs are intended to reward short and long-term financial success, as measured by earnings growth, economic profit growth and return on equity. We define economic profit as pre-tax income less a charge for capital. As discussed in Proposal Two regarding the Pulte Homes, Inc. 2008 Senior Management Incentive Plan, for 2008 compensation decisions, the Committee will have a specific list of objective performance criteria to select from in setting performance objectives. The Committee also intends to motivate the named executive officers to achieve other non-financial objectives, including quality, customer service, people development and building and maintaining a strong culture within the organization.

Key principles of our executive compensation philosophy include:

o	total compensation levels should generally be competitive with our direct competitors within the homebuilding industry, as well as companies of similar size and complexity in other industries;

o	our compensation programs should align the short and long-term interests of our executives with those of our shareholders;

o	a significant portion of total compensation should be delivered through performance-based, variable pay; and

o	our compensation programs should encourage our executives to own significant levels of Pulte shares.

Our philosophy attempts to balance cash compensation versus equity compensation in order to ensure that each executive has a significant personal financial stake in Pulte’s share price performance. We also attempt to balance short-term compensation versus long-term compensation to ensure that our senior executives are properly focused on both the achievement of short-term operational and financial goals, as well as longer-term strategic objectives. In general, we seek to provide more than 50% of total compensation to named executive officers in the form of equity (stock options and restricted shares). While our executive compensation philosophy and decisions with respect to the compensation of each of our named executive officers are not materially different, the Committee believes that, given the contributions of Mr. Dugas and Mr. Pulte to our overall strategy, as well as the requirements and responsibilities of their positions and the experience level of Mr. Pulte, having founded the Company, the total compensation levels for these executives should be higher than any other named executive officer and should compensate these executives accordingly.

Market Comparisons

The Committee does not believe that it is appropriate to establish compensation levels based only on market practices. The Committee believes that compensation decisions are complex and require a deliberate review of Company performance and industry compensation levels. While the Committee factors peer compensation levels and practices into our compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the financial performance or compensation levels of our peer companies. The Committee believes, however, that information regarding pay practices at other companies is useful in two respects. First, it recognizes that Pulte’s compensation practices must be generally competitive in the homebuilding marketplace for executive talent. Second, this marketplace information is one of the many factors that the Committee considers in assessing the reasonableness of compensation.

The Committee compares each element of total compensation against a peer group of publicly-traded homebuilding companies (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes we compete for talent. The companies currently comprising the Compensation Peer Group are:

Beazer Homes USA, Inc.	MDC Holdings, Inc.
Centex Corporation	NVR Inc.
D.R. Horton, Inc.	Ryland Group, Incorporated
Hovnanian Enterprises, Inc.	Standard Pacific Corporation
KB Home	Toll Brothers, Inc.
Lennar Corporation

For comparison purposes, our market capitalization and annual revenues are at the high end of the Compensation Peer Group. The Committee considers this factor, as well as other factors such as management ownership, founder status of named executive officers, and financial performance in evaluating market data.

Executive Compensation Program Elements

Base Salary

The Committee determines the appropriateness of executives’ salaries by considering the responsibilities of their positions, their individual performance and tenure, internal equity and by comparison to the salary levels of executives in similarly-situated companies. Salary increases are considered annually and are based upon both individual and Company performance in the prior year.

Senior Management Annual Incentive Plan

Annual incentive arrangements for our named executive officers are intended to make a substantial portion of each executive officer’s compensation dependent on Pulte’s overall performance, linking executive compensation to shareholder value creation.

In 2007, our named executive officers were provided with an annual incentive opportunity through the Company’s Senior Management Annual Incentive Plan (the “Plan”), approved by our shareholders in 2003. The Plan provides participants with an annual maximum incentive opportunity established as a percentage of our pre-tax income, including any gains or losses from discontinued operations and excluding the cumulative effect of accounting changes and any extraordinary gains or losses. The Committee may use negative discretion to reduce the actual amount paid to each participant. In making such determination, the Committee generally considers the following:

o	our financial and operational performance, including closings, revenue and earnings per share growth, return on equity, return on invested capital and economic profit (on an absolute basis, year to year and compared to competitor performance);

o	our financial performance versus pre-established performance goals;

o	individual performance of Pulte’s named executive officers based on a review of their performance against pre-determined objectives such as operating efficiency, business simplification, cash management and retention and development of key management talent;

o	market data from our Compensation Peer Group; and

o	the historical pay levels of our executive officers, as well as compensation trends within the homebuilding industry.

Each participant’s maximum award opportunity is established by the Committee within 90 days of the beginning of the fiscal year. The table below summarizes the incentive opportunities that were established for 2007:

Maximum Award Opportunity
% of 2007
Pre-Tax
Participant	Income

William J. Pulte	1.00%
Richard J. Dugas, Jr.	1.00%
Steven C. Petruska	0.70%
Roger A. Cregg	0.50%
Peter J. Keane	0.30%

The Committee determines actual incentive awards by considering the factors noted above and the objective maximum incentive levels established at the beginning of the year. As the Company’s actual Pre-Tax Income was negative for the year ended December 31, 2007, no awards were or will be paid under the Plan with respect to 2007. This Plan has now expired and will be replaced with an annual incentive program under the Pulte Homes, Inc. 2008 Senior Management Incentive Plan (the “Incentive Plan”). The Incentive Plan was adopted by the Board, subject to shareholder approval.

Long-Term Incentive Plan

In order to provide management with incentive to achieve our long-term growth and profitability goals, the Committee and the Board approved a Long-Term Incentive Plan for key employees of Pulte and its subsidiaries. The Long-Term Incentive Plan was approved by our shareholders at our 2000 annual meeting of shareholders and the performance metrics were re-approved by shareholders at our 2005 annual meeting of shareholders. Under the Long-Term Incentive Plan, performance compensation is awarded to each participant based upon the level of achievement of pre-established objective performance goals. For the January 1, 2005 through December 31, 2007 performance period, award opportunities were based two-thirds upon the achievement of cumulative earnings per share objectives and one-third upon the achievement of average return on equity objectives. The Committee generally establishes target performance goals based upon the Company’s projected financial performance over the performance period. Target earnings per share performance was established at a level that assumed 20% compound growth per year over 2004 performance.

The following table summarizes the performance objectives that were established for the 2005-2007 performance period. The earnings per share goal objectives have been adjusted for the 2 for 1 stock split in September 2005:

2005 — 2007 Performance Objectives

	Threshold	Target	Maximum
Earnings Per Share	$30.70	$34.70	$37.30

Return on Equity	20.9%	22.8%	23.9%

The table below summarizes each participant’s award opportunity established at the beginning of the 2005-2007 performance period. Peter J. Keane did not participate in the Long-Term Incentive Plan because he was promoted to his current position on January 9, 2006.

		Target Award
		Opportunity
	Base Salary at	as a % of
Executive	January 1, 2005	Base Salary	Threshold	Target	Maximum
William J. Pulte	$850,000	200%	$850,000	$1,700,000	$3,400,000

Richard J. Dugas, Jr.	$850,000	200%	$850,000	$1,700,000	$3,400,000

Steven C. Petruska	$700,000	100%	$350,000	$700,000	$1,400,000

Roger A. Cregg	$625,000	100%	$312,500	$625,000	$1,250,000

The Company did not achieve the earnings per share or return on equity performance objectives for the 2005-2007 performance period and, therefore, no payouts were made to our named executive officers under the Long-Term Incentive Plan for this performance period.

Target award opportunities under the Long-Term Incentive Plan for the 2006-2008 and 2007-2009 performance periods are based on a percentage of each participant’s base salary at the commencement of the performance period. For Messrs. Dugas and Pulte, this percentage is 200% of base salary, and for Messrs. Cregg and Keane, this percentage is 100% and 80% of base salary, respectively. For Mr. Petruska, this percentage is 100% of base salary for the 2006-2008 performance period and 120% of base salary for the 2007-2009 performance period. The threshold payout for these performance periods is 50% of the target award opportunity and the maximum payout is 200% of the target award opportunity. The performance metrics are a mix of cumulative earnings per share and average return on equity during the applicable performance period, with two-thirds of the award opportunity based on the achievement of earnings per share targets and one-third based on the achievement of average return on equity objectives. Based on the significant downturn in the homebuilding industry, at this point in time it is very unlikely that the performance objectives will be met for the 2006-2008 and 2007-2009 performance periods and, therefore, it is unlikely that awards will be paid for these performance periods.

If the Pulte Homes, Inc. 2008 Senior Management Incentive Plan (which was adopted by the Board, subject to shareholder approval) is approved by shareholders, no further awards will be granted under the existing Long-Term Incentive Plan.

Cash Bonus

In 2007, the Committee reviewed the performance of the Chief Executive Officer, and the Chief Executive Officer provided the Committee with a performance review of the other named executive officers. These reviews included an analysis of individual performance against pre-determined objectives such as operational efficiency, cash management and retention and development of key management talent.

In 2007, in light of current market conditions in the homebuilding industry, the Committee declined to award cash bonuses to Messrs. Pulte, Dugas, Petruska and Cregg, but awarded each of these four executives a greater number of restricted shares and stock options than in the prior year. The Committee awarded Mr. Keane both his recommended cash bonus as well as his recommended equity award. The compensation decision for Mr. Keane was based upon his satisfaction of individual performance goals in 2007 relating to marketing and sales effectiveness, customer relationship management and the execution of national sales events, and the desire to align his compensation with that of the Company’s field operators, as his primary duties involve oversight of certain processes relating to such operations.

Equity Grants

We make annual grants of equity to named executive officers as a means of creating a strong linkage between an executive’s long-term incentive compensation and shareholder value. We believe that equity awards:

o	support a pay-for-performance culture, as compensation is only recognized by executives to the extent that value is created for shareholders;

o	balance the overall compensation program by providing an appropriate mix of equity and cash compensation;

o	properly focus executives on long-term value creation for shareholders; and

o	encourage executive retention, particularly through fluctuating business cycles.

The Company’s philosophy is to award equity grants to our executive officers in amounts reflecting the participant’s position, individual performance based on a review of our executive officers’ performance during the prior year against pre-determined objectives such as operational efficiency, cash management and retention and development of key management talent and ability to influence our overall performance. In addition, the Committee considers historical grant practices, market compensation levels and executive ownership levels in determining grants for individual executives. All stock options granted by the Company have a ten year term and vest over a four year period. Restricted share grants generally vest three years from the anniversary of the grant date. If an executive’s employment is terminated for a reason other than death, disability or cause, outstanding options and restricted shares will continue to vest after such termination if at the time of termination, the sum of the executive’s age and the executive’s 12-month periods of full-time employment with the Company equals or exceeds 70 (the “Rule of 70”). In addition, if an executive’s employment is terminated for a reason other than death, disability or cause after a minimum of five years of employment, vested stock options will continue to be exercisable by such executive until the expiration of the stock option according to the terms of its grant (the “Rule of 5”). Certain executives, including the named executive officers, are required to sign a non-competition, non-solicitation and confidentiality agreement to obtain the benefits of the Rule of 70 and the Rule of 5.

Stock options are generally granted on the date of the Company’s annual December Board meeting. The exercise price of stock options is fixed as of the date of grant, and cannot be lower than the fair market value of Pulte common shares, defined in the equity incentive plan documents as the average of the high and low price of Pulte’s common shares traded on the NYSE on the date of grant. Annual option grants to other employees of the Company are made at the same time as the annual option grant to the executive officers. The timing of option grants is determined pursuant to written guidelines for the granting of equity awards adopted by the Committee. The Company does not have a program, plan or practice to time option grants in coordination with the release of material non-public information. The Company may also grant stock options to a newly-hired executive at the Committee meeting following the executive’s hire date. We do not set the grant date of stock option grants to new executives in coordination with the release of material non-public information, and we do not time the release of material non-public information for the purpose of affecting the value of executive compensation. Restricted share awards based upon the prior year’s performance are generally granted after the close of the fiscal year, in February of the following year, at the time of the regular Board meeting.

In determining the restricted share and stock option grants for 2007, the Committee considered, the lack of a payout under the annual incentive and long-term incentive plans, the absence of a cash bonus and the need to retain talented and experienced executives. Based upon these factors, and after considering the price of the shares at the time of the grant, the Committee awarded restricted shares and stock options to Messrs. Pulte, Dugas, Petruska and Cregg in an amount greater than awarded in the prior year. In addition, Mr. Keane received his recommended restricted share and option awards.

Benefits

Executive officers participate in employee benefit plans generally available to all employees on the same terms as similarly-situated employees, including a 401(k) plan that provides for a

Company match on contributions. We do not have a defined benefit pension plan or any supplemental executive retirement arrangements. In addition, certain executive officers participate in an Annual Physical Reimbursement Plan and a Financial Counseling Reimbursement Plan. The named executive officers, as well as other Pulte executives, may also participate in the Company’s Non-Qualified Deferral Program, under which they may elect to defer the receipt of their annual and/or long-term incentive cash awards. This plan is discussed further under the section 2007 Non-Qualified Deferred Compensation Table.

Compensation Mix

As noted in the Executive Compensation Philosophy section of this Compensation Discussion and Analysis, the Committee places significant emphasis on variable, performance-based compensation. There is not a pre-established policy or target for the allocation between annual and long-term incentive compensation. In addition, because the Committee seeks to provide more than 50% of total compensation to named executive officers in the form of equity as reflected in the table below, determinations regarding the amount of stock options that are granted are based in part on the total compensation the Committee determines to provide to a named executive officer as well as the portion of any payout under the Senior Management Annual Incentive plan that the Committee determines to pay in the form of restricted shares.

2007 Total Compensation Percentage

			Cash Incentive		Equity Incentive(3)
	Base		Annual	Long-Term	Stock	Restricted
	Salary	Bonus	Incentive Plan(1)	Incentive(2)	Options	Shares
William J. Pulte	20%	0%	0%	0%	0%	80%

Richard J. Dugas, Jr.	10%	0%	0%	0%	49%	41%

Steven C. Petruska	12%	0%	0%	0%	42%	46%

Roger A. Cregg	14%	0%	0%	0%	39%	47%

Peter J. Keane	19%	19%	0%	0%	22%	40%

(1)	The award that could have been paid under the AIP as determined by the Committee was based on the Company’s Actual 2007 Pre-Tax Income. For the year ended December 31, 2007, the Company’s Actual 2007 Pre-Tax Income was negative and, as a result, no amounts were paid under the AIP with respect to 2007.

(2)	The award that could have been paid under the Long-Term Incentive Plan for the 2005-2007 performance period as determined by the Committee was based on the Company’s earnings per share and return on equity performance objectives. The Company did not achieve such objectives and, as a result, no amounts will be paid under the Long-Term Incentive Plan with respect to the 2005-2007 performance period.

(3)	The percentages in these columns are based upon the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007. See the 2007 Summary Compensation Table, notes (1) and (2) for further detail.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to any “covered employee” under section 162(m), and provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

We believe that stock options currently outstanding or subsequently granted under our existing stock option plans comply with the performance-based compensation exemption from the deduction limit of section 162(m). We intend to structure future stock option grants in a manner that complies with this exemption.

Because the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet section 162(m) standards when necessary to enable Pulte to continue to attract, retain and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation in appropriate circumstances. For instance, the cash bonus paid to Mr. Keane and the restricted stock awards granted in 2008 to all the named executive officers are not exempt from the deduction limit of section 162(m) and, accordingly, the cash bonus award and the value of the restricted stock awards in the year such awards vest may not be fully deductible by the Company. Also, because of ambiguities and uncertainties as to the application and interpretation of section 162(m) and the regulations and guidance issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under section 162(m) does, in fact, do so.

2008 Compensation Decisions

The Board of Directors adopted the Pulte Homes, Inc. 2008 Senior Management Incentive Plan (the “Incentive Plan”), subject to shareholder approval. If the proposed Incentive Plan is approved by shareholders, the Committee will provide both annual bonus incentives and long-term cash incentives under the Incentive Plan. The Committee, with the advice of its compensation consultant, recommended the proposed Incentive Plan to the Board of Directors in replacement of both the current annual cash bonus plan and the current long-term incentive plan in order to address the cyclical nature of Pulte’s business by having the ability to utilize an expanded list of performance measures and to set performance goals annually to provide both annual and long-term incentives for Pulte’s officers.

The Committee adopted the 2008 Annual Incentive Program (the “Annual Program”) under the proposed Incentive Plan. Under the Annual Program, payment of awards to participating officers for performance during Pulte’s fiscal year ending December 31, 2008 is subject to the attainment of specific performance goals. For each of our named executive officers, other than Mr. Keane, those performance goals are pre-tax income and cash flows from operations, with each such goal weighted equally in determining the named executive officer’s incentive award under the Annual Program. Mr. Keane was granted two awards under the Annual Program having equal award opportunities. One award is based on corporate performance, with pre-tax income and cash flows from operations each being assigned a 50% weight. The other award is based on Mr. Keane’s achievement of individual performance goals relating to marketing and sales effectiveness, customer relationship management and the execution of national sales events. For purposes of the Annual Program, pre-tax income excludes the impact of (i) land impairments, (ii) net realizable value impairments and forfeiture of pre-acquisition costs, (iii) gains on land sales below original basis, (iv) accounting changes, and (v) non-cash amortization. Cash flows from operations excludes tax refunds and payments. The degree of difficulty of achieving each of the performance goals is quite challenging in light of the significant downturn in the homebuilding industry.

The Committee also adopted the Long-Term Incentive Program (the “LTI Program”) under the proposed Incentive Plan. Pursuant to the award opportunities granted under the LTI Program, payment of awards to participating officers for performance during Pulte’s fiscal year ending December 31, 2008 is subject to the attainment of specific performance goals established by the Committee for such year. The payment of any award earned by a participant for Pulte’s 2008 fiscal year based on the performance goals is conditioned upon the continued employment of the participant by Pulte until December 31, 2010 (subject to earlier vesting in specific circumstances), at which time the award will vest and become payable. For the fiscal year ending December 31, 2008, each participant was granted two awards under the LTI Program. For each of the named executive officers, one award is based on corporate performance and relates to cash flows from operations. The other award is based on the attainment of individual performance goals, which includes, depending on the named executive officer, achieving the 2008 business plan for earnings per share and incremental cash flows, achieving total shareholder return targets, achieving productivity, efficiency, customer satisfaction, expense management, employee retention and mortgage capture rate goals, achieving improved financial return ratios through effective capital structure management and the execution of national sales events. For each of our named executive officers, the award opportunity based on cash flows from operations comprises 70%, and the award opportunity based on individual performance comprises 30%, of the named executive officer’s aggregate award opportunities under the two awards granted under the LTI Program. For purposes of the LTI Program, cash flows from operations excludes tax refunds and payments. As noted previously, based on the significant downturn in the homebuilding industry, the degree of difficulty of achieving each of the performance goals is quite challenging.

The table below sets forth the annual and long-term incentive award opportunities approved for each of our named executive officers.

	Annual Incentive		Long-Term Incentive
Named Executive Officer	Award Opportunity(1)		Award Opportunity(2)
William J. Pulte	0 to $	5,500,000	0 to $	3,000,000

Richard J. Dugas, Jr.	0 to $	5,500,000	0 to $	3,000,000

Steven C. Petruska	0 to $	4,000,000	0 to $	2,000,000

Roger A. Cregg	0 to $	3,000,000	0 to $	1,400,000

Peter J. Keane	0 to $	1,350,000	0 to $	650,000

(1)	Includes minimum to maximum potential payouts under the Annual Program of the award based on corporate performance and, for Mr. Keane, the awards based on corporate performance and individual performance. Such payouts may be made in cash, restricted shares or both.

(2)	The amount included under the LTI Program consists of the minimum to maximum cash payouts for the first three-year performance period. For the first year of such three-year period, the payout relates to both the award based on cash flows from operations and the award based on the achievement of individual performance goals. Actual payouts pursuant to the LTI Program will be made at the end of the performance period.

Please see Proposal Two included elsewhere in this Proxy Statement as well as the text of the proposed plan, which is set forth in Appendix I to this Proxy Statement, for further information regarding the proposed plan.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Bernard W. Reznicek, Chair
D. Kent Anderson
Patrick O’Leary
John J. Shea
William B. Smith

2007 Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers who served in such capacities during the fiscal year that ended December 31, 2007 (the “named executive officers”):

							Change
							in Pension
						Non-Equity	Value & Non
				Stock	Option	Incentive Plan	Qualified Deferred	All Other
Name and Principal				Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(2)	($)	Earnings ($)(3)	($)(4)	($)
William J. Pulte Chairman	2007	$1,000,000	$0	$4,021,517	$0	$0	$0	$60,914	$5,082,431
	2006	$950,000	$0	$3,615,781	$0	$6,139,647	$0	$62,361	$10,767,789
Richard J. Dugas, Jr. President & CEO	2007	$1,000,000	$0	$3,975,817	$4,735,094	$0	$390	$82,397	$9,793,699
	2006	$950,000	$0	$3,570,080	$5,253,902	$5,829,100	$169	$91,122	$15,694,373
Steven C. Petruska EVP & COO	2007	$775,010	$0	$2,878,232	$2,611,355	$0	$69	$49,209	$6,313,875
	2006	$750,010	$0	$2,122,137	$5,269,363	$3,331,640	$39	$41,122	$11,514,312
Roger A. Cregg EVP & CFO	2007	$675,010	$0	$2,324,646	$1,924,623	$0	$2,482	$43,426	$4,970,187
	2006	$650,010	$0	$2,035,946	$2,232,103	$2,354,003	$1,428	$41,455	$7,314,944
Peter J. Keane SVP Operations	2007	$615,010	$600,000	$1,271,430	$718,341	$0	$0	$27,436	$3,232,217
	2006	$600,010	$0	$931,082	$598,002	$1,448,437	$0	$24,409	$3,601,940

(1)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with FAS 123(R), of awards pursuant to the Company’s Stock Incentive Plans, except that, in accordance with the rules of the SEC, any estimate for forfeitures is excluded from, and does not reduce, such amounts. As a result, this column includes amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in note 9 to the Company’s audited financial statements included in our Annual report on Form 10-K for the fiscal year ended December 31, 2007.

(2)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with FAS 123(R), of awards pursuant to the Company’s Stock Incentive Plans, except that, in accordance with the rules of the SEC, any estimate for forfeitures is excluded from, and does not reduce, such amounts. As a result, this column includes amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in note 9 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Mr. Petruska’s option award value reflects the effect of Pulte’s “Rule of 70” (see Compensation Discussion and Analysis) on his 2007 outstanding stock options.

(3)	Pulte’s interest rate on non-qualified deferred compensation was 6.64% for 2007, which exceeds 5.68%, or 120% of the Applicable Federal Long-Term Rate. The amounts included in this column reflect the portion of 2007 earnings under the Non-Qualified Deferral Program that is in excess of what participants would have received had 5.68% been used to calculate earnings under such plan.

(4)	The following table contains a breakdown of the compensation and benefits included in “All Other Compensation”.

					Life
	401 k-			Dividends	Insurance-		TOTAL
	Company	Spousal	Financial	Paid on Restricted	Company Paid	Tax Gross-	All
Name	Match	Travel	Planning	Shares	Premium	up(A)	Other Compensation

William J. Pulte	$9,000	$671	$0	$50,400	$390	$454	$60,914
Richard J. Dugas, Jr.	$9,000	$1,793	$11,562	$50,400	$780	$8,862	$82,397
Steven C. Petruska	$9,000	$957	$0	$38,000	$605	$647	$49,209
Roger A. Cregg	$9,000	$2,684	$0	$29,400	$527	$1,815	$43,426
Peter J. Keane	$9,000	$940	$0	$16,380	$480	$636	$27,436

(A) Reflects tax gross-up on (i) spousal travel and (ii) financial planning.

2007 Grants of Plan-Based Awards Table

The following table sets forth information concerning award opportunities under our Long-Term Incentive Plan (“LTIP”) and grants under the 2004 Stock Incentive Plan to the named executive officers during the fiscal year ended December 31, 2007, as well as estimated possible payouts under the Company’s Senior Management Annual Incentive Plan (“AIP”).

						All Other
					All Other	Option	Exercise
					Stock	Awards:	or Base	Closing
		Estimated Possible Payouts			Awards:	Number of	Price of	Market
		Under Non-Equity Incentive Plan Awards			Number of	Securities	Option	Price on	Grant Date Fair
					Shares of	Underlying	Awards	the Date	Value of Stock and
	Grant	Threshold	Target	Maximum	Stock or	Options	($/Sh)	of Grant	Option Awards
Name	Date	($)	($)	($)	Units (#)(2)	(#)(3)	(4)	(4)	($)(5)
William J. Pulte		$1,000,000(1)	$2,000,000(1)	$4,000,000(1)

William J. Pulte			(6)

William J. Pulte	2/5/2007				100,000				$3,459,000

Richard J. Dugas, Jr.		$1,000,000(1)	$2,000,000(1)	$4,000,000(1)

Richard J. Dugas, Jr.	12/6/2007					500,000	$10.93	$11.51	$1,980,000

Richard J. Dugas, Jr.			(6)

Richard J. Dugas, Jr.	2/5/2007				100,000				$3,459,000

Steven C. Petruska		$465,000(1)	$930,000(1)	$1,860,000(1)

Steven C. Petruska	12/6/2007					300,000	$10.93	$11.51	$1,188,000

Steven C. Petruska			(6)

Steven C. Petruska	2/5/2007				80,000				$2,767,200

Roger A. Cregg		$337,500(1)	$675,000(1)	$1,350,000(1)

Roger A. Cregg	12/6/2007					240,000	$10.93	$11.51	$950,400

Roger A. Cregg			(6)

Roger A. Cregg	2/5/2007				65,000				$2,248,350

Peter J. Keane		$246,000(1)	$492,000(1)	$984,000(1)

Peter J. Keane	12/6/2007					85,000	$10.93	$11.51	$336,600

Peter J. Keane			(6)

Peter J. Keane	2/5/2007				32,500				$1,124,175

(1)	Consists of award opportunities under the LTIP. Awards under the LTIP are determined based on Pulte’s cumulative earnings per share and average return on equity for the performance period January 1, 2007 — December 31, 2009.

(2)	Consists of restricted share awards under the 2004 Stock Incentive Plan, which are scheduled to vest on February 5, 2010. During the restriction period, the named executive officers are entitled to receive dividends and vote the restricted shares.

(3)	Consists of awards under the 2004 Stock Incentive Plan. Stock options vest as follows over four years: 50% will become exercisable on the second anniversary of the grant date; an additional 25% will become exercisable on the third anniversary of the grant date and the final 25% will become exercisable on the fourth anniversary of the grant date.

(4)	The stock option grant price of $10.93 is based upon the average of the high and low stock prices on the date of grant, which was less than the closing stock price of $11.51 on the date of grant.

(5)	The amounts included in this column are valued based on the aggregate grant date fair value of the award determined pursuant to FAS 123(R). Assumptions used in the calculation of these amounts are included in note 9 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(6)	The maximum award opportunity that could have been paid under the AIP as determined by the Compensation Committee was based on the Company’s Actual 2007 Pre-Tax Income as described above under Senior Management Annual Incentive Plan. For the year ended December 31, 2007, the Company’s Actual 2007 Pre-Tax Income was negative and, as a result, no amounts will be paid under the AIP with respect to 2007.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

The Compensation Committee believes that employment at all levels of the Company should be based on sustained good performance rather than contractual terms. As a result, none of the named executive officers has an employment agreement with the Company. Please see the Compensation Discussion and Analysis section of this Proxy Statement for a detailed description of the 2007 equity and bonus awards and the amount of salary and bonus in proportion to total compensation with respect to each named executive officer.

2007 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding outstanding option awards and unvested stock awards held by each of the named executive officers at December 31, 2007.

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value
	Securities	Securities			Shares or	of Shares or
	Underlying	Underlying	Option	Option	Units of Stock	Units of Stock
	Unexercised Options	Unexercised Options	Exercise	Expiration	That Have Not	That Have Not
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date	Vested (#)	Vested ($)(10)
William J. Pulte	0	0			340,000(5)	$3,583,600

Richard J. Dugas, Jr.	0	500,000(1)	$10.930	12/6/2017	340,000(6)	$3,583,600

Richard J. Dugas, Jr.	0	400,000(2)	$34.235	12/7/2016

Richard J. Dugas, Jr.	200,000	200,000(3)	$40.405	12/8/2015

Richard J. Dugas, Jr.	300,000	100,000(4)	$28.363	12/9/2014

Richard J. Dugas, Jr.	400,000	0	$21.635	12/11/2013

Richard J. Dugas, Jr.	360,000	0	$11.403	12/12/2012

Richard J. Dugas, Jr.	40,000	0	$10.913	12/13/2011

Richard J. Dugas, Jr.	40,000	0	$10.461	12/14/2010

Steven C. Petruska	0	300,000(1)	$10.930	12/6/2017	240,000(8)	$2,529,600

Steven C. Petruska	0	200,000(2)	$34.235	12/7/2016

Steven C. Petruska	100,000	100,000(3)	$40.405	12/8/2015

Steven C. Petruska	150,000	50,000(4)	$28.363	12/9/2014

Steven C. Petruska	180,000	0	$21.635	12/11/2013

Steven C. Petruska	40,000	0	$11.403	12/12/2012

Steven C. Petruska	40,000	0	$10.913	12/13/2011

Steven C. Petruska	30,000	0	$10.461	12/14/2010

Steven C. Petruska	3,000	0	$5.313	11/22/2009

Roger A. Cregg	0	240,000(1)	$10.930	12/6/2017	200,000(7)	$2,108,000

Roger A. Cregg	0	160,000(2)	$34.235	12/7/2016

Roger A. Cregg	80,000	80,000(3)	$40.405	12/8/2015

Roger A. Cregg	135,000	45,000(4)	$28.363	12/9/2014

Roger A. Cregg	160,000	0	$21.635	12/11/2013

Roger A. Cregg	300,000	0	$11.403	12/12/2012

Roger A. Cregg	82,592	0	$12.944	2/28/2012

Roger A. Cregg	240,000	0	$10.913	12/13/2011

Roger A. Cregg	240,000	0	$9.278	9/6/2011

Roger A. Cregg	71,576	0	$8.569	2/28/2011

Roger A. Cregg	240,000	0	$10.461	12/14/2010

Roger A. Cregg	21,548	0	$4.055	2/28/2010

Roger A. Cregg	48,000	0	$4.375	2/8/2010

Roger A. Cregg	140,000	0	$5.313	11/22/2009

Roger A. Cregg	100,000	0	$7.180	1/4/2009

Peter J. Keane	0	85,000(1)	$10.930	12/6/2017	102,500(9)	$1,080,350

Peter J. Keane	0	70,000(2)	$34.235	12/7/2016

Peter J. Keane	32,500	32,500(3)	$40.405	12/8/2015

Peter J. Keane	12,000	4,000(4)	$28.363	12/9/2014

Peter J. Keane	40,000	0	$21.635	12/11/2013

Peter J. Keane	6,000	0	$11.403	12/12/2012

Peter J. Keane	2,000	0	$10.913	12/13/2011

(1)	These options were awarded on December 6, 2007 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(2)	These options were awarded on December 7, 2006 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(3)	These options were awarded on December 8, 2005 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(4)	These options were awarded on December 9, 2004 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(5)	This amount includes 120,000 restricted shares that are scheduled to vest on February 7, 2008, 120,000 restricted shares that are scheduled to vest on February 1, 2009 and 100,000 restricted shares that are scheduled to vest on February 5, 2010.

(6)	This amount includes 120,000 restricted shares that are scheduled to vest on February 2, 2008, 120,000 restricted shares that are scheduled to vest on February 1, 2009 and 100,000 restricted shares that are scheduled to vest on February 5, 2010.

(7)	This amount includes 70,000 restricted shares that are scheduled to vest on February 2, 2008, 65,000 restricted shares that are scheduled to vest on February 1, 2009 and 65,000 restricted shares that are scheduled to vest on February 5, 2010.

(8)	This amount includes 80,000 restricted shares that are scheduled to vest on February 2, 2008, 80,000 restricted shares that are scheduled to vest on February 1, 2009 and 80,000 restricted shares that are scheduled to vest on February 5, 2010.

(9)	This amount includes 10,000 restricted shares that are scheduled to vest on September 15, 2008, 30,000 restricted shares that are scheduled to vest on December 8, 2008, 10,000 restricted shares that are scheduled to vest on September 15, 2009, 20,000 restricted shares that are scheduled to vest on September 15, 2010 and 32,500 restricted shares that are scheduled to vest on February 5, 2010.

(10)	Reflects the value using the closing share price at the 2007 fiscal year end of $10.54.

2007 Option Exercises and Stock Vested Table

The following table provides information regarding the exercise of stock options and the vesting of stock awards for each of the named executive officers at December 31, 2007.

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired	Realized on
	Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
William J. Pulte	—	—	—	—

Richard J. Dugas, Jr.	—	—	—	—

Steven C. Petruska	—	—	17,500	$187,775(1)

Roger A. Cregg	182,400	$624,479	—	—

Peter J. Keane	—	—	8,000	$92,160(2)

(1)	Value realized reflects number of shares that vested multiplied by the closing price of $10.73 per share on December 11, 2007.

(2)	Value realized reflects number of shares that vested multiplied by the closing price of $11.52 per share on December 7, 2007.

2007 Non-Qualified Deferred Compensation Table

Pursuant to the Company’s Non-Qualified Deferral Program, certain executives, including each of our named executive officers, may defer awards earned under the Senior Management Annual Incentive Plan and Long-Term Incentive Plan. Deferral elections are made by executives prior to the beginning of the performance period in which awards are earned. Executives may elect to defer from 5% to a maximum of 90% of their incentive pay, with a minimum deferral amount of $10,000. The executive selects a deferral period that may range from two to twenty years. Payout period elections are restricted to either a lump-sum or annual installments over a period of up to ten years. In the event of death, permanent disability or termination from employment, any remaining deferral period is overridden with the payouts to occur as either a lump-sum or in two or three annual installments. Unfunded deferral accounts are credited with interest on a monthly basis. The annual interest rate is determined each January 1 for a period of one calendar year and is equal to the applicable yield on the five-year U.S. Treasury Note as of the first business day of January, plus 2%. The interest crediting rate for 2007 was 6.64%.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Name	in Last FY ($)	in Last FY ($)	Last FY ($)(1)	Distributions ($)	Last FYE ($)
William J. Pulte	$0	$0	$0	$0	$0

Richard J. Dugas, Jr.	$0	$0	$40,839	$0	$656,324

Steven C. Petruska	$0	$0	$7,252	$37,348	$111,498

Roger A. Cregg	$0	$0	$259,628	$1,446,443	$3,978,755

Peter J. Keane	$0	$0	$0	$0	$0

(1)	The following amounts in this column were included in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the Summary Compensation Table: Mr. Dugas, $390; Mr. Petruska, $69; and Mr. Cregg, $2,482.

Potential Payments Upon Termination or Change in Control

We have no individual employment contracts or change in control agreements with any of our named executive officers. Any severance that may be payable to a named executive officer in the event of involuntary termination would be determined by the Compensation Committee at the time of termination and is therefore undeterminable at this time.

Pulte’s Long-Term Incentive Plan provides for accelerated vesting and a lump-sum payout at the maximum award level in the event of a change in control. Subject to the Rule of 70 as discussed in the Compensation Discussion and Analysis section of this Proxy Statement, in the event of termination for any reason (voluntary or involuntary), the right to receive any unvested award is subject to forfeiture.

Our equity incentive plans provide for accelerated vesting of all outstanding stock options and restricted shares in the event of a change in control or an executive’s death or disability. With respect to restricted shares only, the plans also provide for accelerated vesting in the event that an executive retires from the Company with the Company’s consent and the executive executes a non-competition, non-solicitation and confidentiality agreement, if requested by the Company. Additionally, in accordance with the Rule of 70, if an executive’s employment is terminated for a reason other than death, disability or cause, outstanding options granted under the plans will continue to vest after such termination if, at the time of termination, the sum of the executive’s age and the executive’s 12-month periods of full-time employment with the Company equals or exceeds 70. Except as described above, termination of employment for any other reason generally results in the forfeiture of any outstanding unvested awards.

Agreements granting stock option awards define disability as a sickness or disability which renders an executive unable to perform his or her duties in the required and customary manner, as determined by the Company in its sole discretion, that has existed for more than three consecutive months and is expected to continue for no less than an additional three months. Cause is generally defined under the award agreements as a determination by the Company that the executive has (i) willfully and continuously failed to substantially perform the duties assigned to him or her, (ii) willfully engaged in conduct which is demonstrably injurious to the Company or its subsidiaries, or (iii) engaged in any act of dishonesty, the commission of a felony or a significant violation of any statutory or common law duty of loyalty to the Company or its subsidiaries.

In general, our equity incentive plans and Long-Term Incentive Plan define a change in control as follows:

o	the acquisition by any individual, entity or group of the beneficial ownership of 40% or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors;

o	individuals who constitute the Board or future directors approved by the Board cease for any reason to constitute at least a majority of such Board;

o	subject to certain exceptions contained in the plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company;

o	the consummation of a plan of complete liquidation or dissolution of the Company; or

o	under the Long-Term Incentive Plan, a change in control that would be required to be reported under Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934 regardless of whether the Company is subject to such reporting requirement.

At the time the Committee approved the Long-Term Incentive Plan and equity incentive plans, the Committee determined that accelerated vesting of awards under such plans in the event of a change in control was appropriate based on competitive practices and in light of the fact that the Company does not otherwise provide change in control or severance agreements. The Committee also determined that these acceleration provisions were a necessary component of such plans in order to provide an increased incentive to key employees of the Company to make significant and extraordinary contributions to the long-term performance and growth of the Company.

The tables below reflect the amount of compensation to be received by each of the named executive officers in the event of a change in control or termination of such executive’s employment in the event of death or permanent disability. The amounts shown assume that such change in control or termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be received by the executives upon a change in control or their termination. The calculations in the tables below are based on our closing stock price on December 31, 2007 of $10.54 per share. The actual amounts to be received by the executives can only be determined at the time of such change in control or separation from the Company.

Change in Control

	Acceleration of	Acceleration of	Acceleration of	Total
	Long-Term	Unvested ‘‘In the	Outstanding	Accelerated
	Incentive	Money” Stock	Restricted	Long-Term
	Awards(1)	Options(2)	Shares	Awards
William J. Pulte	$7,800,000	$0	$3,583,600	$11,383,600
Richard J. Dugas, Jr.	$7,800,000	$0	$3,583,600	$11,383,600
Steven C. Petruska	$3,360,000	$0	$2,529,600	$5,889,600
Roger A. Cregg	$2,650,000	$0	$2,108,000	$4,758,000
Peter J. Keane	$1,944,000	$0	$1,080,350	$3,024,350

(1)	These amounts include the maximum payment opportunity for the 2006-2008 and 2007-2009 performance periods. As discussed in the Compensation Discussion and Analysis, none of the named executive officers would have been entitled to a payout for the 2005-2007 performance period as of December 31, 2007.

(2)	The amounts reported in the column are $0 because, as of December 31, 2007, none of the unvested stock options were “in the money.”

Termination in the Event of a Death or Permanent Disability

	Acceleration of	Acceleration of	Acceleration of	Total
	Long-Term	Unvested ‘‘In the	Outstanding	Accelerated
	Incentive	Money” Stock	Restricted	Long-Term
	Awards(1)	Options	Shares	Awards
William J. Pulte	$0	$0	$3,583,600	$3,583,600
Richard J. Dugas, Jr.	$0	$0	$3,583,600	$3,583,600
Steven C. Petruska	$0	$0	$2,529,600	$2,529,600
Roger A. Cregg	$0	$0	$2,108,000	$2,108,000
Peter J. Keane	$0	$0	$1,080,350	$1,080,350

(1)	Includes amounts potentially payable, on an allocated basis, for the 2005-2007, 2006-2008 and 2007-2009 performance periods. As discussed in the Compensation Discussion and Analysis, based on the significant downturn in the homebuilding industry, at this point in time it is very unlikely that the performance objectives will be met for the 2006-2008 and 2007-2009 performance periods and therefore it is unlikely that awards will be paid for these performance periods. As discussed in the Compensation Discussion and Analysis, none of the named executive officers would have been entitled to a payout for the 2005-2007 performance period as of December 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 with respect to our common shares that may be issued under our existing equity compensation plans:

Number of Common Shares
Remaining Available for
Future Issuance Under
	Number of Common			Equity Compensation Plans
	Shares to be Issued		Weighted-Average	(excluding Common
	Upon Exercise of		Exercise Price of	Shares Reflected in
	Outstanding Options		Outstanding Options	Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by shareholders	19,823,520	(1)	$19.765	5,284,716	(2)
Equity compensation plans not approved by shareholders	—		—	—

Total	19,823,520	(1)	$19.765	5,284,716	(2)

Notes:

(1)	Does not include options to purchase 59,820 Pulte common shares having a weighted average exercise price of $6.40, which were granted in substitution for options to purchase shares of Del Webb Corporation in connection with Pulte’s 2001 acquisition of Del Webb.

(2)	Of this number, up to 2,763,351 shares remain available for “full value awards,” including restricted shares, restricted stock units and performance shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with a “related party.” Related parties include our executive officers, directors, nominees for director, 5% or more beneficial owners of our common shares and immediate family members of these persons. We refer to transactions involving amounts in excess of $100,000 and in which the related party has a direct or indirect material interest as an “interested transaction.” Each interested transaction must be approved or ratified by the Nominating and Governance Committee of the Board in accordance with our written Related Party Transaction Policies and Procedures. The Nominating and Governance Committee will consider, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances as well as the extent of the related party’s interest in the transaction.

One of our directors, Alan E. Schwartz, is a partner with Honigman Miller Schwartz and Cohn LLP, which provides legal services to Pulte and its subsidiaries. During 2007, Honigman Miller Schwartz and Cohn LLP submitted invoices of approximately $900,000 in fees and expenses. These fees and expenses were reviewed and approved by the Nominating and Governance Committee pursuant to the Related Party Transaction Policies and Procedures.

Our Related Party Transaction Policies and Procedures provide that the Nominating and Governance Committee has determined that the following types of transactions are pre-approved or ratified, as applicable, by the Nominating and Governance Committee, even if such transactions involve amounts in excess of $100,000:

o	employment by the Company of an executive officer of the Company if: (i) the related compensation is required to be reported in our proxy statement or (ii) the compensation would have been reported in our proxy statement if the executive officer was a named executive officer and the executive officer is not an immediate family member of another executive officer or director of the Company;

o	compensation paid to a director if the compensation is required to be reported in our proxy statement;

o	any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

o	any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

o	any transaction where the related party’s interest arises solely from the ownership of the Company’s common shares and all holders of the Company’s common shares received the same benefit on a pro rata basis; and

o	any transaction involving a related party where the rates or charges involved are determined by competitive bids.

Our Related Party Transaction Policies and Procedures were adopted on February 1, 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of five directors, all of whom meet the independence standards contained in the NYSE rules, and operates under a written charter adopted by the Board of Directors. The Audit Committee selects, subject to shareholder ratification, the Company’s independent public accountants.

Pulte management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent public accountants, Ernst & Young LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as an independent audit of the Company’s internal control over financial reporting and issuing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.

During the last year, the Audit Committee met and held discussions with management and Ernst & Young LLP. The Audit Committee reviewed and discussed with Pulte management and Ernst & Young LLP the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communications with Audit Committees) as well as by SEC regulations.

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with Ernst & Young LLP such firm’s independence.

The Audit Committee also considered whether the provision of other non-audit services by Ernst & Young LLP to the Company is compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that the independence of Ernst & Young LLP is not compromised by the provision of such services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Members of the Audit Committee

David N. McCammon, Chair
Brian P. Anderson
Debra J. Kelly-Ennis
Patrick J. O’Leary
Bernard W. Reznicek

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and 2006, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2007	2006

Audit Fees(1)	$2,703,582	$2,851,234
Audit-Related Fees(2)	42,395	27,500
Tax Fees(3)	221,668	317,597
All Other Fees(4)	—	—

	$2,967,645	$3,196,331

Notes:

(1)	Audit services consisted principally of the audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, the audit of the effectiveness of the Company’s internal controls over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, various statutory audit reports, and providing comfort letters in connection with debt financings.

(2)	Audit-related services consisted principally of audits of employee benefit plans.

(3)	Tax services consisted principally of assistance with tax compliance, the preparation of tax returns and tax consultation, planning and implementation services.

(4)	The Company did not engage Ernst & Young LLP to perform any other services during the years ended December 31, 2007 and 2006.

Audit Committee Preapproval Policies

The Audit Committee has adopted strict guidelines and procedures on the use of Ernst & Young LLP to provide any services, including a requirement that the Audit Committee approve in advance any services to be provided by Ernst & Young LLP. The Audit Committee approves the annual audit services and fees at its meeting in July when it reviews the Ernst & Young LLP audit plan for the current year. In 2007 and 2006, the Audit Committee preapproved the use of Ernst & Young LLP for certain routine accounting and tax consultation matters, provided that the fees for any individual consultation are not expected to exceed $25,000. Prior to the commencement of any other audit-related, tax or other service, the Audit Committee will review each individual arrangement, including the nature of the services to be provided and the estimate of the fees to be incurred, prior to engaging Ernst & Young LLP to perform the service. All engagements are approved at regularly scheduled meetings of the Audit Committee.

ADDITIONAL PROPOSALS REQUIRING YOUR VOTE

PROPOSAL TWO:

APPROVAL OF THE PULTE HOMES, INC. 2008 SENIOR MANAGEMENT INCENTIVE PLAN

The Board of Directors proposes that the shareholders approve the Pulte Homes, Inc. 2008 Senior Management Incentive Plan (the “Incentive Plan”). The Board of Directors adopted the Incentive Plan, subject to shareholder approval.

The Incentive Plan is designed to retain and motivate officers of Pulte who are designated by the Committee to participate in the Incentive Plan for a specified performance period (a “Performance Period”) by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for that Performance Period.

The Incentive Plan is intended to comply with section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Although Pulte’s payments of performance compensation awards to officers under the Incentive Plan are generally intended to be tax deductible, certain payments that may be made may not be exempt from the deduction limit of section 162(m) and, accordingly, may not be fully deductible by Pulte.

The following is a summary of the principal features of the Incentive Plan. This summary is qualified in its entirety by reference to the full text of the Incentive Plan, which is set forth in Appendix I to this Proxy Statement.

All officers of Pulte and its subsidiaries (currently approximately 300 persons) are eligible to be selected for participation in the Incentive Plan. The Committee will select the officers who will participate in the Incentive Plan for a specified Performance Period, and will do so not later than 90 days after the beginning of the Performance Period or, if earlier, the date on which 25% of the Performance Period has been completed (the “Applicable Period”).

Under the Incentive Plan, payments of awards to participating officers is subject to the attainment of specific performance goals established by the Committee for each Performance Period, and other terms and conditions that may be established by the Committee during the Applicable Period. A participant may receive an award under the Incentive Plan based upon the achievement of an objective performance goal or goals using one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: earnings; earnings per share; earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); financial return ratios; return on equity; return on assets; total shareholder return; net income; pre-tax income; operating income; revenues; profit margin; cash flow(s); expense management; economic profit; customer satisfaction; mortgage capture rates; productivity; efficiency; employee retention; succession management; management of service and warranty costs; management of the cost of insurance claims; achievement of energy performance goals; measurable marketing effectiveness; or achievement of diversity goals. Each such goal may be expressed on an absolute or relative basis, may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions or operating units) or the past or current performance of other companies (or a combination of such past and current performance) and may include or exclude objectively determinable components of any performance goal, including, without limitation, special charges such as restructuring or impairment charges, gains on land sales below original basis, non-cash amortization, or tax refunds or payments. In the case of earnings-based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. With respect to participants who are not “covered employees” within the meaning of section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable Performance Period or during any period in which an individual award opportunity may be paid following a Performance Period, the performance goals established for the Performance Period may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed in the Incentive Plan.

Upon attainment of the relevant performance goals, a participant will be eligible to receive an award determined pursuant to an objective formula or standard established at the same time the performance goals were established, unless the award is subject to other terms and conditions established by the Committee, including, as a condition to vesting, the continued employment of the participant for a specified period of time subsequent to the end of a Performance Period. The formula or standard may be based on an employee’s base salary at the time or immediately before the performance goals for such Performance Period were established or on other fixed and determinable measures. The award may be paid in cash or in our common shares, or partly in cash and partly in our common shares. In all cases the Committee has the sole and absolute discretion to reduce the amount of any payment under the Incentive Plan that would otherwise be made to any participant or to decide that no payment shall be made. No participant will receive a payment under the Incentive Plan with respect to any Performance Period in excess of $15 million, which maximum amount will be prorated with respect to Performance Periods that are less than one year in duration.

Determination of the performance compensation to be awarded to each participant is to be made as of the last day of each Performance Period following a certification by the Committee that the applicable performance goals were satisfied.

The Committee may delegate its responsibilities under the Incentive Plan to the Chief Executive Officer or such other executive officer of Pulte as it deems appropriate, except that the Committee may not delegate its responsibilities with respect to incentive payments payable to “covered employees” within the meaning of section 162(m) of the Code.

The Committee adopted the 2008 Annual Incentive Program (the “Annual Program”) under the Incentive Plan. Under the Annual Program, individual award opportunities were granted to participants, including the named executive officers, based on the attainment of performance goals for Pulte’s fiscal year ending on December 31, 2008. For each of our named executive officers, other than Mr. Keane, the performance goals are based on performance objectives with respect to pre-tax income and cash flows from operations, with each such goal weighted equally in determining the named executive officer’s incentive award under the Annual Program. For purposes of the Annual Program, (a) pre-tax income excludes the impact of (i) land impairments, (ii) net realizable value impairments and forfeiture of pre-acquisition costs, (iii) gains on land sales below original basis, (iv) accounting changes, and (v) non-cash amortization and (b) cash flows from operations excludes tax refunds and payments. The Committee approved, with respect to Mr. Keane, two awards under the Annual Program having equal award opportunities. One award is based on corporate performance, with pre-tax income and cash flows from operations each being assigned a 50% weight. The other award is based on Mr. Keane’s achievement of individual performance goals relating to marketing and sales effectiveness, customer relationship management and the execution of national sales events. Payments upon termination will be at the discretion of the Committee.

The Committee also adopted the Long-Term Incentive Program (the “LTI Program”) under the Incentive Plan. Under the LTI Program, individual award opportunities were granted to participants, including the named executive officers, based on the attainment of performance goals for the applicable performance period. For the fiscal year ending December 31, 2008, each participant was granted two awards under the LTI Program. For each of the named executive officers, one award is based on corporate performance and relates to cash flows from operations. The other award is based on the attainment of individual performance goals, which includes, depending on the named executive officer, achieving the 2008 business plan for earnings per share and incremental cash flows, achieving total shareholder return targets, achieving productivity, efficiency, customer satisfaction, expense management, employee retention and mortgage capture rate goals, achieving improved financial return ratios through effective capital structure management and the execution of national sales events. For each of our named executive officers, the award opportunity based on cash flows from operations comprises 70%, and the award opportunity based on individual performance comprises 30%, of the named executive officer’s aggregate award opportunities under the two awards granted under the LTI Program. For purposes of the LTI Program, cash flows from operations excludes tax refunds and payments. The payment of any individual award earned by a participant for Pulte’s 2008 fiscal year based on these measures is conditioned upon the continued employment of the participant by Pulte until December 31, 2010, at which time the award will vest and become payable. The award will vest and become payable at the target award level in the event that, prior to December 31, 2010, there is a change in control of Pulte or there is a termination of the participant’s employment due to the participant’s death or permanent disability. Also under the LTI Program, the Participant is entitled to a prorated award based on the attainment of the financial performance measures and individual performance measures during the performance period in the event that, prior to December 31, 2010, the Participant is terminated by the Company without cause.

The following table shows the minimum and maximum amounts that could be awarded to the following persons and groups pursuant to the Incentive Plan under both the Annual Program and the LTI Program based on the attainment of performance goals for Pulte’s fiscal year ending on December 31, 2008. The amounts included for the LTI consist of the maximum amount payable for the first three-year Performance Period. Amounts payable, if any, under the LTI, will be paid following the end of the three year performance period, or December 31, 2010. For a breakdown of the award opportunities available under each of these two programs, see “2008 Compensation Decisions” in the Compensation Discussion and Analysis section included elsewhere in this Proxy Statement. The precise amounts that will be payable with respect to performance during such fiscal year are not determinable until after such date.

NEW PLAN BENEFITS
PULTE HOMES, INC. 2008 SENIOR MANAGEMENT INCENTIVE PLAN

Plan Participant	Dollar Value ($)

William J. Pulte
Chairman	0 to $	8,500,000
Richard J. Dugas, Jr.
President and Chief Executive Officer	0 to $	8,500,000
Steven C. Petruska
Executive Vice President and Chief Operating Officer	0 to $	6,000,000
Roger A. Cregg
Executive Vice President and Chief Financial Officer	0 to $	4,400,000
Peter J. Keane
Senior Vice President, Operations	0 to $	2,000,000
Executive Group	0 to $	35,900,000
Non-Executive Director Group		0
Non-Executive Officer Employee Group	0 to $	7,800,000

If the Incentive Plan is approved by our shareholders, it will remain in effect until December 31, 2012. If the Incentive Plan is not approved by our shareholders, no compensation will be paid pursuant to the Incentive Plan. The actual amount of compensation that will be paid under the Incentive Plan if the approval of our shareholders is obtained cannot be determined at this time.

The Board of Directors recommends a vote “FOR” the proposal to adopt the Incentive Plan.

PROPOSAL THREE:

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as Pulte’s independent registered public accounting firm for 2008, and the Board of Directors and the Audit Committee recommend that the shareholders ratify this appointment.

Although there is no requirement that Ernst & Young LLP’s appointment be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent registered public accounting firms if the shareholders choose not to ratify the appointment of Ernst & Young LLP. The Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of the shareholders whenever the Audit Committee deems such termination appropriate.

Amounts paid by us to Ernst & Young LLP for audit and non-audit services rendered in 2007 and 2006 are disclosed elsewhere in this Proxy Statement.

Ernst & Young LLP served as our independent registered public accounting firm during 2007 and has served as our independent public accountants for many years. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will be available to respond to appropriate questions, and to make a statement if they wish to do so.

The Board of Directors and the Audit Committee recommend that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as Pulte’s independent registered public accounting firm for 2008.

PROPOSAL FOUR

The Sheet Metal Workers’ National Pension Fund, Edward F. Carlough Plaza, 601 N. Fairfax Street, Suite 500, Alexandria, Virginia 22314, which has represented to us that it owns approximately 6,440 shares of our common stock, has submitted the following proposal.

DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL

Resolved: That the shareholders of Pulte Homes, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: Our Company is incorporated in Michigan. Among other issues, Michigan corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Michigan law provides that except as otherwise provided by the articles of incorporation, directors shall be elected by a plurality of the votes cast at an election. (Michigan Business Corporations Act, Section 450.1441 Voting by shareholders.) Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and recently Pfizer have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies, including our Company, have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes.

We believe that a post-election director resignation policy without a majority vote standard in company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors opposes the shareholder proposal because the Company has already adequately addressed the concerns the proposal raises. Two years ago, the Company adopted an amendment to its Corporate Governance Guidelines that provides the protections that could be achieved by the proposal’s implementation without the undue limitations on the Board’s judgment that would be attendant to such implementation.

As described in greater detail under the caption “Election of Directors”, the Company’s Corporate Governance Guidelines require a nominee who fails to garner a majority affirmative vote in an unopposed election to tender his or her resignation to the Board. The Nominating and Governance Committee is then in turn obligated to focus its attention on and thoroughly assess any possible causes for concern related to the majority withhold vote for such nominee. Following such assessment, the Nominating and Governance Committee, which is composed exclusively of independent directors, must recommend to the Board whether to accept or reject the resignation, and the Board must take the action it deems appropriate with respect to the resignation.

The procedures required under the Company’s Corporate Governance Guidelines provide the benefit of ensuring that no director who has received a majority withhold vote will serve on the Board of Directors without a high degree of scrutiny. Simultaneously, it preserves the Board’s ability to take into account in its decision regarding the resignation all facts and circumstances surrounding the majority withhold vote, including the underlying reasons, the length of service and qualifications of the director, the director’s contributions to the Company, compliance with listing standards and the Company’s Corporate Governance Guidelines. The Board of Directors believes that the Corporate Governance Guidelines strike an appropriate balance that is sensitive to investors’ views on the standard required for election of directors and effectively satisfies the goals of the shareholder proposal while preserving the flexibility of the Board to exercise its independent judgment on a case-by-case basis in the best interest of all shareholders.

Moreover, the shareholder proposal argues that a strict majority vote standard is a superior solution to a plurality standard, but fails to account for the issues that may arise due to the lost flexibility that would result if this proposal were implemented. Although the proposal, on its face, is deceptively simple, the majority vote standard raises complicated issues in its implementation. For example, if a director nominee were to receive a plurality, but not a majority, of the votes cast, the Board of Directors would be faced with a choice among several options: (i) to decide whether to appoint a successor, which would be less democratic as a governance matter, (ii) to expend the funds to hold a special meeting to elect a successor or, (iii) if the nominee were an existing director, to permit the director to remain in office until the next annual meeting of shareholders.

The Board of Directors believes that instituting the change called for by the proposal is particularly ill-advised in light of not only the Company’s Corporate Governance Guidelines but also the Company’s recent election results. Last year, all of our directors were elected by the affirmative vote of more than 75% of the shares entitled to vote and present in person or by proxy at the annual meeting of the shareholders, and in the preceding nine years, all of our directors were elected by the affirmative vote of more than 90% of the shares entitled to vote and present in person or by proxy at the annual meeting of the shareholders. As a result, changing the Company’s plurality voting requirement to the voting requirement that has been proposed would have had no effect on the outcome of our election process during the past ten years. Moreover, the Company’s Board of Directors has historically been comprised of highly qualified directors from diverse backgrounds, substantially all of whom have been “independent” within the meaning of standards adopted by the NYSE. Each of these directors was elected by plurality vote. Since the Company’s shareholders have a history of electing highly qualified, independent directors under a traditional plurality system, a change to a strict majority voting requirement is not necessary to improve our corporate governance processes.

The Board of Directors recommends a vote “AGAINST” this proposal.

PROPOSAL FIVE

The Trowel Trades S&P 500 Index Fund, P.O. Box 75000, Detroit Michigan 48275, which has represented to us that it owns more than $2,000 worth of shares of our common stock, has submitted the following proposal.

DECLASSIFICATION OF BOARD OF DIRECTORS PROPOSAL

RESOLVED, That the shareholders of Pulte Homes, Inc. (“the Company”) urge that the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of establishing annual elections for directors. The Board of Directors declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

Shareholder’s Statement of Support

In our opinion, the election of corporate directors is a primary avenue for shareholders to influence corporate affairs and ensure management is accountable to the Company’s shareholders. However, under the classified voting system at the Company, individual directors face election only once very three years, and shareholders only vote on roughly one-third of the Board of Directors each year. In our opinion, such a system serves to insulate the Board of Directors and management from shareholder input and the consequences of poor financial performance.

By eliminating the classified Board of Directors, we believe shareholders can register their views annually on the performance of the Board of Directors and each individual director. We feel this will promote a culture of responsiveness and dynamism at the Company, qualities necessary to meet the challenge of increasing shareholder value.

We submit that by introducing annual elections and eliminating the classified Board of Directors at the Company, management and the Board of Directors will be more accountable to shareholders. We believe that by aligning the interest of the Board of Directors and management with the interests of shareholders, our Company will be better equipped to enhance shareholder value.

This proposal received a majority of the votes cast on it at the 2007 annual meeting of shareholders.

For the above reasons, we urge a vote FOR the resolution.

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors recognizes that a majority of shareholders voted last year in favor of a shareholder proposal requesting declassification of the Board and takes an active interest in shareholder proposals receiving a majority of the votes cast at any annual meeting. The Board of Directors has carefully considered this matter on several occasions in the past two years, and each time has determined, based on a variety of factors, that it is in the best interests of Pulte and our shareholders to maintain a classified board, notwithstanding the voting results on recent shareholder proposals. We believe adopting the proposal would not be in the best interests of Pulte’s shareholders for the following reasons:

The staggered election of directors provides continuity and stability in the management of the business and affairs of the Company, while allowing for the introduction of new directors as appropriate. Our current board structure ensures that a majority of the directors will always have prior experience as directors of Pulte, with in-depth understanding of our complex business, future plans and strategic position within the industry. We believe that this continuity and stability is critical because it:

o	creates a more experienced board that is better able to make fundamental decisions about the business — decisions on strategic transactions, significant business commitments and appropriate use of financial and other resources;

o	enables us to better focus on the development, refinement and execution of mid- and long-range planning;

o	helps to prevent abrupt changes in corporate policies based on short-term objectives and the special interests of a select group of shareholders;

o	enhances the independence of non-management directors by providing them with a longer assured term of office within which to focus on the strategic goals of the business;

o	assists us in attracting director candidates who are interested in making a longer-term commitment to Pulte; and

o	allows new directors an opportunity to gain knowledge about our business from continuing directors.

The Board of Directors believes that continuity and stability are particularly important at a time of adverse market conditions in our industry because it ensures that Pulte will have available to it the leadership of experienced directors who are well-versed in the complex issues we and other homebuilders face.

A classified board also enhances our ability to negotiate the best results for Pulte’s shareholders in the event of an unsolicited takeover proposal. Our current board structure encourages a third party to negotiate with us instead of engaging in an unfriendly or unsolicited effort to take over or restructure Pulte in a manner that may not be in the best interests of our shareholders. It gives us the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, consider alternative proposals, and to ultimately negotiate the best result for all shareholders. Absent a classified board, a potential acquirer could gain control of Pulte by replacing a majority of the board (if not the entire board) with its own slate of nominees at a single annual meeting, and without paying any premium to Pulte’s shareholders. Having a classified board does not prevent unsolicited takeover attempts, but by reducing the threat of imminent removal, it positions the incumbent board to negotiate terms to maximize the value to all shareholders. The Board of Directors believes that its ability to respond adequately to opportunistic unsolicited takeover proposals is particularly important at a time of adverse market conditions in our industry.

Moreover, the benefits of a classified board structure do not come at the cost of directors’ accountability to shareholders. All directors are required by law to uphold their fiduciary duties to Pulte and its shareholders, whether or not the Board is classified and regardless of the length of the term of office of directors. In addition, shareholders have an annual opportunity to express their approval, or disapproval, of the performance of the Board as each class of directors stands for re-election. We believe that the current structure has not negatively affected the accountability of Pulte’s directors to its shareholders during the period in which it has been in place.

The Board of Directors recommends a vote “AGAINST” this proposal.

PROPOSAL SIX

The Indiana State District Council of Laborers and Hod Carriers Pension Fund, P.O. Box 1587, Terre Haute, Indiana 47808-1587, which has represented to us that it owns approximately 23,000 shares of our common stock, has submitted the following proposal.

PERFORMANCE-BASED OPTIONS PROPOSAL

Resolved: That the shareholders of Pulte Homes, Inc. (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all to [sic] often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded.

Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors of the Company believes that performance-based compensation is an essential component of executive compensation. As described in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s Compensation Committee (the “Committee”) is committed to pay-for-performance; accordingly, a significant portion of the Company’s executive compensation is performance-based. The Board also believes that compensation should be competitive with our direct competitors in the homebuilding industry, as well as other companies of similar size and complexity, and should be designed to align the short-term and long-term interests of employees with those of shareholders.

The Board believes that the Committee, which is comprised solely of directors who are “independent” as defined by the NYSE listing standards, is the governing body best suited to formulate executive compensation principles and practices that reflect the interests of shareholders, while retaining the ability to address the specific needs of the Company’s business. Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, regulatory developments and the competitive compensation practices of other companies. As a result, it is important that the Committee retain the flexibility to select incentives that balance these influences and that the Committee have the ability to respond quickly to changes that may otherwise limit the Company’s ability to attract, motivate and retain key talent.

The Board feels that the Company’s current compensation policies and programs are already performance-based, and that a policy requiring that a significant portion of future stock option grants to senior executives be performance-based as described in the proposal would not provide an advantage over those currently utilized by the Company. Specifically, the Company’s 2004 Stock Incentive Plan provides that the Committee may, in its discretion, grant performance-based options. The Board believes that it is important that the Committee retain this discretion and not be constrained by a policy mandating that a significant portion of option grants be performance-based. The Company’s performance-based compensation is linked to measures that drive specific outcomes, including both long-term and short-term incentive programs.

Moreover, fixed-price stock options already are performance-based because the exercise price equals the market value of the Company’s common shares on the date of the award. Accordingly, no economic benefit is conferred on the optionee unless the Company’s shares increase in value subsequent to the award date. Stock options generally vest over a period of years. These vesting periods require long-term focus on Company performance in order for the employee to realize any value from the exercise of stock options. We believe it appropriate for there to be elements of equity-based compensation in which employees are able to realize the full benefits of positive market performance and experience the effects of negative market performance, as do shareholders. We believe that fixed- price stock options provide an objective performance metric that is directly aligned with the interests of shareholders and is an appropriate performance measure for the Company.

Further, the majority of our significant competitors use fixed-price options, rather than performance-based options. Limiting the Committee’s ability to establish compensation packages in line with those at our competitors could place us at a competitive disadvantage in attracting, motivating, rewarding and retaining superior executive talent. The Board believes that the Committee must have the flexibility to create compensation policies appropriate to the competitive environment in which we compete for senior executives.

The Committee has used other types of long-term incentive vehicles and may continue to do so in the future, as permitted under the Company’s equity incentive plan, to support particular business strategies, retention initiatives and/or recruiting activities, taking into account circumstances as they exist from time to time, including changing economic and industry conditions, accounting requirements and tax laws, together with evolving governance trends. However, the Board believes that the Committee should not be constrained in determining which types or combinations of long-term incentive vehicles are the most appropriate and effective for a given situation.

The Board of Directors recognizes that a significant percentage of shareholders voted last year in favor of a similar shareholder proposal and takes an active interest in shareholder proposals receiving a significant percentage of the votes cast at any annual meeting. The Board and the Committee have carefully evaluated the proposal and considered whether it should be implemented and for the foregoing reasons determined not to implement the proposal.

The Board of Directors recommends a vote “AGAINST” this proposal.

PROPOSAL SEVEN

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington D.C. 20006, which has represented to us that it owns 400 shares of our common stock, has submitted the following proposal.

PROPOSAL REQUESTING ADVISORY
VOTE ON EXECUTIVE COMPENSATION

RESOLVED, that shareholders of Pulte Homes, Inc. (the “Company”) urge the Board of Directors to adopt a policy that Company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Company’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT. The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

In our view, senior executive compensation at our Company has not always been structured in ways that best serve shareholders’ interests. The total compensation of CEO Richard Dugas, Jr. was $15,694,373 in 2006 (2007 Pulte proxy statement), even though the Company has underperformed both the S&P 500 index and other companies in its industry in total shareholder return for the trailing three- and five-year time periods (as of 6/30/2007). The Corporate Library (“TCL”), an authority on corporate governance, has cited “High Concern” for our Company’s compensation practices.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the

United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote is not binding but gives shareholders a clear voice that could help shape senior executive compensation.

Currently, U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance, 2004.)

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for re-election is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge our Company’s Board to allow shareholders to express their opinion about senior executive compensation at our Company by establishing an annual referendum process. The results of such a vote would, we think, provide our Company with useful information about whether shareholders view the Company’s senior executive compensation practices, as reported each year, to be in shareholders’ best interests.

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

Pulte’s Board of Directors understands the importance of communicating with shareholders regarding executive compensation and regularly engages in meaningful dialogue with Pulte investors. The process suggested by the proposal, however, is not an effective mechanism for shareholders to meaningfully convey opinions regarding Pulte’s executive compensation. Further, an advisory vote would undermine the work of our Compensation Committee and be inconsistent with fundamental principles of corporate governance. Finally, an advisory vote could put us at a competitive disadvantage by impeding our ability to recruit and retain executive talent. For these reasons, as explained more fully below, we recommend that shareholders vote against this proposal.

We believe that an advisory vote would not provide the Compensation Committee with meaningful guidance in considering its compensation philosophy and program or in making specific compensation decisions because the vote would not communicate specific shareholder views or concerns regarding executive compensation packages. If shareholders vote “Against” our compensation package, which necessarily encompasses all compensation paid to Pulte’s most highly-paid executive officers, the Board would have no way of knowing which feature or features of the compensation package were objectionable. By contrast, if shareholders vote “For” the compensation package, this would suggest, perhaps inaccurately, that shareholders were satisfied with all aspects of that package. Furthermore, any advisory vote would require the Compensation Committee to speculate about the meaning of shareholder approval or disapproval months after the compensation approved or disapproved by shareholders had already been paid and well into the following year’s compensation cycle.

Providing shareholders with this blunt and imprecise tool is not necessary because shareholders already have more effective methods of communicating their concerns. Shareholders may contact any of Pulte’s directors, including members of Pulte’s Compensation Committee, directly by writing to them at Pulte Homes, Inc., 100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304. Unlike an advisory vote, this method of communication allows shareholders to voice specific concerns and to communicate clearly and effectively with our Board of Directors. Additionally, equity and other incentive compensation plans from time to time are submitted for approval by shareholders. Unlike an advisory vote regarding historical compensation disclosures, the opportunity to vote on these matters provides an effective mechanism for shareholders to meaningfully convey their satisfaction or dissatisfaction with the Company’s compensation practices in a manner that may meaningfully impact those practices going forward.

Additionally, the American system of corporate governance is based on the notion that shareholders are solely responsible for the election of directors and that those directors, once elected, serve as fiduciaries to the corporations they serve. As fiduciaries, directors are obligated to act with diligence and in good faith to make decisions and develop policies that they believe will best serve shareholder interests.

These fiduciary duties extend to the formulation of policies with respect to the compensation of a corporation’s senior executives, and this is precisely the case at Pulte. Pulte’s Compensation Committee, which consists entirely of independent directors, is responsible for designing an executive compensation program that helps to attract, motivate and retain talented senior executives. In discharging its fiduciary duties and fulfilling its responsibilities, the Compensation Committee is assisted by a highly-qualified independent compensation consulting firm. The Compensation Committee makes its decisions after careful consideration of Pulte’s strategic and financial objectives, an executive’s performance against specific quantitative and qualitative objectives and other relevant performance data. In every instance, the Compensation Committee is fulfilling its responsibility to do its best to maximize Pulte’s performance in order to further the interests of Pulte’s shareholders.

In fulfilling their responsibility to elect directors, Pulte shareholders perform a critical role in the corporate governance process. But it is Pulte’s Board of Directors that is charged with the duty to manage the business and affairs of Pulte, and it is the Board, including the Compensation Committee, that has the fiduciary duty to make decisions regarding matters pertaining to the compensation of Pulte’s executive officers. As described above, these decisions require an exceptional amount of time, expert advice and detailed understanding of Pulte’s business, including its competitive environment. To permit an advisory vote of shareholders on these issues would risk undermining the ability of the Board, including the Compensation Committee, to discharge its fiduciary duties and ultimately hinder corporate performance.

Finally, we operate in a highly competitive environment and in order to attain long-term success and thereby build value for our shareholders, it is critical that we recruit and retain a talented senior management team. To our knowledge, none of our competitors puts named executive officer compensation to an advisory vote. If we were to adopt this practice, this could lead to a perception among our current executives and prospective employees that compensation opportunities at Pulte are limited, especially as compared to competitors that have not adopted the practice. This could put us at a competitive disadvantage in hiring and retaining executive talent and ultimately harm our business.

The Board of Directors recommends a vote “AGAINST” this proposal.

PROPOSAL EIGHT

The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York, 10018, as lead filer, Domini Social Investments, 536 Broadway, 7th Floor, New York, New York, 10012-3915, as co-filer, Providence Trust, 515 SW 24th Street, San Antonia, Texas, 78207-4619, as co-filer, the General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois, 60201-4118, as co-filer, and the SEIU Master Trust, 11 Dupont Circle, N.W., Suite 900, Washington, D.C., 20036-1202, as co-filer, each of which has represented to us that it beneficially owns more than $2,000 worth of shares of our common stock, have submitted the following proposal.

CLIMATE CHANGE REPORT PROPOSAL

Supporting Statement: The Intergovernmental Panel on Climate Change (IPCC) recently concluded that warming of the climate system is unequivocal and that human activity is the main cause. Debate surrounding climate change now focuses not on whether a problem exists but rather on the best means for abatement and adaptation.

The rise in average global temperatures resulting from climate change is expected to have significant adverse impacts. According to Business Week, many scientists agree that the warmer temperatures resulting from climate change are causing more powerful storms and perhaps intensifying extreme weather events including droughts and wild fires. Thermal expansion and melting ice sheets are expected to lead to rising sea levels, with significant implications for coastal communities. Rising temperatures will also impact fresh water supplies. California’s Department of Water Resources, for instance, has stated that, “Adapting California’s water management systems to climate change presents one of the most significant challenges for the 21st century.”

Climate change also has important economic implications. The Stern Report, often cited as the most comprehensive overview of the economics of climate change, estimated that the cumulative economic impacts of climate change could be equivalent to a loss of up to 20% of average world-wide consumption if action is not taken quickly. A more general pronouncement in the IPCC’s report, Climate Change 2007: Impacts, Adaptation and Vulnerability, observed that “Taken as a whole, the range of published evidence indicates that the net damage costs of climate change are likely to be significant and to increase over time.”

According to the Washington Post, “Buildings are the largest source of the greenhouse-gas emissions that are causing global warming, and in the United States, half of the building-related emissions are from houses.” The EPA estimates that the residential end-use sector accounted for 21% of CO2 emissions from fossil fuel combustion in 2005.

With residential end-use accounting for such a high proportion of GHG emissions stemming from fossil fuel combustion, a number of recent studies have focused on energy efficiency improvements in residential dwellings as a potential source of emission reductions. Once recent study in The McKinsey Quarterly found that nearly a quarter of cost-effective GHG abatement potential involves efficiency-enhancing measures geared at reducing demand in the buildings and transportation sectors. A second McKinsey study concluded that the residential sector represents the single-largest opportunity to raise energy productivity, noting that, “The adoption of available technologies (including high-efficiency building shells, compact fluorescent lighting, and high-efficiency water heating) would cut ... end-use demand for energy by 32 QBTUs in 2020, equivalent to 5 percent of global end-user demand in that year.”

Resolved:

Shareholders request that by December 31, 2008 the Board of Directors provide a climate change report, prepared at reasonable cost and omitting proprietary information, on the feasibility of our company developing policies that will minimize its impact upon climate change, with a focus on reducing greenhouse gas emissions from the company’s products and operations.

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

We recognize the importance of minimizing the Company’s impact on climate change to purchasers of our homes as well as other constituents. In our business practices, we place a priority on the evaluation of our designs and building methods to better conserve resources, improve energy efficiency and reduce greenhouse gas emissions. The Board recommends a vote against this proposal because it believes that our current business practices already address the concerns raised in the proposal. In addition, judgments as to the feasibility of developing additional policies that will further minimize our impact upon climate change are inherently based on complex business considerations that are beyond the knowledge and expertise of shareholders.

The most significant way we can minimize our impact on climate change is through increasing the energy efficiency of the homes we build. Within the company, we have implemented various energy efficiency initiatives. For example, we have adopted a “systems approach” to energy efficiency that ensures a more efficient insulation design, as well as more efficient heating, ventilation and air conditioning systems. We use energy efficient building products such as “Low-E” windows, house wrap and radiant barrier roof decking. All kitchen appliances in the homes we sell are ENERGY STAR qualifying appliances, and we have constructed over 40,000 homes between 2004 and 2007 that achieve or exceed ENERGY STAR performance levels. Many of the homes constructed during 2006 and 2007 further qualified for energy tax credits by meeting certain targets for energy consumption established by the federal government pursuant to the Energy Policy Act of 2005. These targets include providing a level of heating and cooling energy consumption at least 50 percent below that of a comparable home constructed in accordance with standards under the International Energy Conservation Code.

Our company has even worked to encourage other builders to follow suit, by helping to shape the Department of Energy’s Builders Challenge, an initiative designed to promote the building of homes with better energy performance to spur consumer demand for such homes. We have also helped the National Association of Homebuilders in the development of a Green Building Standard, and funded or carried out the research on several products designed to enhance energy efficiency in residential building.

While our company is fully engaged in this effort, the evaluation and selection of technologies, products and raw materials used in the construction of our homes involves complex analysis and decision making with respect to a wide array of considerations. Where possible, our company looks to select products and to design building methods that reduce emissions in the manufacturing or building process, such as by using recycled materials and reducing waste through efficient pre-assembly of house components. Nevertheless, the considerations that underlie these product selections and process improvements include, among others, highly technical mechanical and structural factors, availability of materials and building technologies, choice of suppliers, cost and pricing considerations, evaluation of customer demand and preferences for specific products and evaluation of current market conditions and other competitive factors. Moreover, these decisions must be made in a manner that ensures our compliance with all local building codes, zoning requirements and other requirements of local municipalities. These considerations involve business and regulatory issues of a complex nature upon which shareholders, as a group, would not be in a position to make an informed judgment.

As a leading national homebuilder, Pulte seeks to build homes that are energy efficient, that are affordable, and that minimize their impact upon climate change, all while delivering value to shareholders. We believe that the additional assessment requested by this shareholder proposal is unnecessary in light of our continued voluntary efforts to build increasingly energy efficient homes that minimize the impact upon climate change. We further believe this shareholder proposal is not appropriate, given the complexity involved in evaluating and selecting technologies and products for use in our construction that fulfill these goals but still comply with all local regulations and other requirements. Additionally, we believe the adoption of the proposal would require Pulte to commit significant time and resources related to a dialogue and decisions that are currently, and most appropriately, placed with Pulte’s Board of Directors and management.

The Board of Directors recommends a vote “AGAINST” this proposal.

PROPOSAL NINE

The Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund, 900 Seventh Street, NW, Washington, D.C., 20001, which has represented to us that it has beneficially owned more than $2,000 of our common stock for more than one year, has submitted the following proposal.

CREATION OF OVERSIGHT COMMITTEE PROPOSAL

WHEREAS: The Pulte Homes, Inc. (“Company”) SEC 10-K Annual Report for the fiscal year ended December 31, 2006 states that more than 90% of homes sold by the Company are financed through Pulte Mortgage; and from 2004 — 2006 more than 37% were adjustable-rate mortgage (ARM) loans; and

WHEREAS: Analysts predict that 13% of ARM loans originated in 2004 — 2006 will go into foreclosure by 2014 and that 32% of loans with teaser rates, 7% of market rate adjustable loans and 12% of subprime loans issued during this period will default due to resets (Mortgage Payment Reset, The Issue and the Impact, Christopher L. Cagan, Ph.D. March 2007); and

WHEREAS: Economists are increasingly anticipating problems in the US mortgage markets will impact other forms of credit and threaten the global finance system (Sheila C. Bair, Chairman, Federal Deposit Insurance Corporation, Statement before the House Financial Services Committee on Legislative Proposals on Reforming Mortgage Practices, October 2007); and

WHEREAS: According to the Interagency Guidance on Nontraditional Mortgage Product Risks (“Federal Guidance”) released October 2006 (71 FR 58609), Congress, federal financial regulatory agencies, and the financial services industry have focused on the risks posed by ARM loans and the risk of “payment shock,” which occurs when ARM loans reset at higher interest rates and borrowers are unable to afford their mortgage payments; and

WHEREAS: The Federal Guidance, which applies only to federally regulated financial institutions, stated “given the potential for heightened risk levels, management should carefully consider and appropriately mitigate exposures created by these loans” and should develop risk management processes, policies, and procedures in this area “and use strong control systems to monitor whether actual practices are consistent with their policies and procedures”; and

WHEREAS: The Conference of State Bank Supervisors and the American Association of Residential Mortgage Regulators have issued model guidelines (“State Guidelines”) for use by state mortgage regulators recommending that implementation of the Federal Guidelines with respect to state-licensed lenders and brokers (American Association of Residential Mortgage Regulators Media Release, July 2007); and

WHEREAS: Pulte Mortgage LLC is not a federally regulated financial institution and the application and enforcement of the State Guidelines will vary by state; and

WHEREAS: We believe that in light of the substantial risks that nontraditional mortgage products may create for lenders, borrowers, and the broader economy, our Company must develop and implement policies and procedures to mitigate these risks; therefore be it

RESOLVED: That the shareholders of the Company request that the Board of Directors establish a committee consisting solely of outside directors to oversee the development and enforcement of policies and procedures to ensure that the loan terms and underwriting standards of nontraditional mortgage loans made by the Company, its subsidiaries, and its affiliates are consistent with prudent lending practices, including consideration of a borrower’s repayment capacity, and that consumers have sufficient information to clearly understand loan terms and associated risks prior to making a product choice. The Board shall report to the shareholders before the next annual meeting on policies and their enforcement.

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

Pulte’s Board of Directors recognizes the importance of developing and maintaining policies and procedures to ensure that the loan terms and underwriting standards of nontraditional mortgage loans we make are consistent with prudent lending practices, and that all consumers have sufficient information to clearly understand loan terms and associated risks prior to making a product choice. However, the Board of Directors recommends a vote against the shareholder proposal because it believes that Pulte’s current policies and procedures, along with the existing regulatory framework under which Pulte operates, exceed that which is requested by the proposal.

Pulte’s existing policies and procedures with respect to the Company’s mortgage lending operations, including its policies and procedures with respect to nontraditional mortgage loans, have been carefully developed by the Company under the supervision of its Board of Directors. In addition, Pulte Mortgage LLC (“Pulte Mortgage”) has a dedicated legal and compliance department, which establishes policies and procedures governing the Company’s mortgage lending operations, and a credit risk committee that oversees policies and procedures relating to loan terms and underwriting standards with respect to all of its mortgage loans. Compliance with these established policies and procedures is regularly audited by internal and external teams and audit results are reported to and overseen by various committees comprised of senior Company officers, including the Company’s Chief Financial Officer. Additionally, the Board of Directors, including its outside directors, already reviews, as it deems appropriate, Pulte Mortgage’s policies and procedures and the results of compliance audits.

Pulte’s lending practices and underwriting standards are also subject to a broad network of external regulatory requirements. More specifically, Pulte Mortgage is currently licensed to originate mortgage loans in 29 states, many of which have adopted the “State Guidelines” referenced in the proposal and conduct audits to ensure compliance with such guidelines. Moreover, the “Federal Guidance” referenced in the proposal is effectively required of Pulte

Mortgage in many of the states in which Pulte Mortgage conducts its mortgage lending operations by virtue of such states’ adoption of the State Guidelines. Further, Pulte Mortgage has adopted the Federal Guidance for all of its mortgage lending operations and therefore voluntarily conducts its remaining mortgage lending operations in accordance with the requirements of the Federal Guidance. Thus, the Proponent’s suggestion that the Federal Guidance is inapplicable to Pulte, one of the key premises of the Proposal, is not relevant because Pulte Mortgage already conducts its mortgage lending operations in accordance with the Federal Guidance, either as a result of the adoption of the State Guidelines in states in which Pulte Mortgage operates or by virtue of Pulte’s own self-imposed policies.

Additionally, the proposal specifically mentions the “payment shock” that occurs when adjustable-rate mortgage loans reset at higher interest rates. “Payment shock” has often been linked in recent media coverage with higher risk loans made to borrowers with problematic credit histories or limited ability to repay, often referred to as “sub-prime loans,” and non-traditional loans made to more credit-worthy buyers, often referred to as “Alt-A” loans. However, sub-prime loans and Alt-A loans account for a very small portion of Pulte’s loan origination operations, due in large part to Pulte’s existing mortgage lending policies and procedures. Pulte Mortgage’s underwriting policies require that credit risk factors be evaluated through a number of means, including the use of industry-accepted automated underwriting systems and the analyses of layered risk factors, such as the potential for “payment shock”. Pulte’s periodic reports filed with the Securities and Exchange Commission disclose in detail information concerning Pulte’s origination operations. Specifically, Pulte’s Form 10-K, filed with the Securities and Exchange Commission on February 25, 2008, discloses that approximately 4% of the loans originated by Pulte in 2007 were considered sub-prime loans and approximately 14% of the loans originated by Pulte in 2007 were Alt-A loans, as those terms are defined in the Company’s filing. Pulte believes that these loan origination figures demonstrate that the Company has already adopted adequate policies and procedures to ensure that its loan terms and underwriting standards are consistent with prudent lending practices.

Further, all aspects of the disclosures that Pulte provides to borrowers as part of Pulte’s mortgage lending operations are subject to extensive regulation and supervision by federal and state governmental authorities. The federal regulations include, among others, the Truth-in-Lending Act (“TILA”), and Regulation Z thereunder, and the Real Estate Settlement Procedures Act (“RESPA”). TILA requires lenders to provide consumers with uniform, understandable information with respect to the terms and conditions of loan and credit transactions. Similarly, RESPA mandates certain disclosures concerning settlement fees and charges and mortgage servicing transfer practices. Pulte is also required to comply with a variety of state consumer protection laws and is subject to the rules and regulations of, and examination by, state regulatory authorities with respect to originating, processing, underwriting and servicing mortgage loans. Pulte carefully monitors its disclosure activities against these requirements in order to ensure that it fully complies with all applicable laws and regulations.

The Board believes that Pulte’s current oversight structure and the scope of its existing policies and procedures related to loan terms and underwriting standards go well beyond that which is requested by the proposal. Accordingly, the Board believes that there is no need to commit additional Board and Company resources as requested by the proposal.

The Board of Directors recommends a vote “AGAINST” this proposal.

OTHER MATTERS

Multiple Shareholders Sharing the Same Address

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report and proxy statement or if you are receiving multiple copies of proxy materials and would like to receive one set, you may contact Computershare and inform it of your request by phone at (877) 282-1168 or by mail at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078.

Proxy solicitation cost

We hired D.F. King & Co., Inc. to assist in the distribution of proxy materials. The fee is expected not to exceed $10,500, plus reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

Shareholder proposals due for the 2009 annual meeting

To be included in our proxy statement for next year’s annual meeting, shareholder proposals must be in writing and received by Pulte by December 8, 2008. Shareholder proposals must be sent to Steven M. Cook, our Vice President, General Counsel and Secretary, by certified mail, return receipt requested, or by recognized overnight courier, at the following address:

Steven M. Cook
Vice President, General Counsel and Secretary
Pulte Homes, Inc.
100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, Michigan 48304

Shareholder proposals that are intended to be presented at our 2009 annual meeting of shareholders, but that are not intended to be considered for inclusion in our proxy statement and proxy related to that meeting, must be made in writing and sent to Mr. Cook by certified mail, return receipt requested, or recognized overnight courier at the mailing address specified for him above, and must be received by Pulte by February 21, 2009. Our form of proxy will confer discretionary authority to vote on proposals not received by that date, and the persons named in our form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

Communicating with the Board

You may communicate directly with the Board of Directors, the non-management directors as a group or any individual director or directors by writing to our Secretary at the mailing address specified for him above. You should indicate on the outside of the envelope the intended recipient (i.e., full Board, non-management directors as a group or any individual director or directors) of your communication. Each communication intended for the Board of Directors or any of Pulte’s non-management directors and received by our Secretary will be promptly forwarded to the specified party.

Appendix I

PULTE HOMES, INC.

2008 SENIOR MANAGEMENT INCENTIVE PLAN

1.  Purpose of Plan.  The purposes of the Pulte Homes, Inc. 2008 Senior Management Incentive Plan are to retain and motivate the officers of Pulte Homes, Inc. and its subsidiaries who have been designated by the Committee to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period. It is intended that all amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any awards hereunder shall be so interpreted and construed to the maximum extent possible.

2.  Certain Definitions.

“Annual Base Salary” shall mean for any Participant an amount equal to the rate of annual base salary in effect or approved by the Committee or other authorized person at the time or immediately before performance goals are established for a Performance Period, including any base salary that otherwise would be payable to the Participant during the Performance Period but for his or her election to defer receipt thereof.

“Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (a) 90 days after the commencement of the Performance Period and (b) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code or regulations promulgated thereunder, as they may be amended from time to time.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board or such other committee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the common stock of the Company is then traded to constitute a compensation committee, and which consists of three or more members of the Board, each of whom is intended to be an “outside director” within the meaning of Section 162(m) of the Code.

“Company” shall mean Pulte Homes, Inc., a Michigan corporation, and any successor thereto.

“Individual Award Opportunity” shall mean the potential of a Participant to receive an incentive payment if the performance goals for a Performance Period shall have been satisfied. An Individual Award Opportunity may be expressed in U.S. dollars, in Shares or pursuant to a formula that is consistent with the provisions of the Plan.

“Participant” shall mean an officer of the Company or any of its subsidiaries who is designated by the Company to participate in the Plan for a Performance Period, in accordance with Section 3 hereof.

“Performance Period” shall mean any period commencing on or after January 1, 2008 for which performance goals are established pursuant to Section 4 hereof. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.

“Plan” shall mean the Pulte Homes, Inc. 2008 Senior Management Incentive Plan as set forth herein, as it may be amended from time to time.

“Shares” shall mean shares of common stock, par value $.01 per share, of the Company, or restricted shares of such common stock, in each case that are available for grant in accordance with the terms of a stock plan of the Company, the eligible participants in which include Participants.

3.  Administration.

3.1  General.  The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and any Individual Award Opportunity granted hereunder (including reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

3.2  Powers and Responsibilities.  The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1 hereof.

(a) to designate within the Applicable Period the Participants for a Performance Period;

(b) to establish within the Applicable Period the performance goals and other terms and conditions that are to apply to each Participant’s Individual Award Opportunity, including, without limitation, (i) whether, and the extent to which, a Participant’s Individual Award Opportunity shall have, as a condition to vesting, the continued employment of the Participant for a specified period of time subsequent to the end of a Performance Period, and (ii) the extent to which any payment shall be made to a Participant in the event of (A) the Participant’s termination of employment with or service to the Company due to disability, retirement, death or any other reason or (B) a change in control of the Company;

(c) to determine in writing prior to the payment with respect to any Individual Award Opportunity that the performance goals for a Performance Period and other material terms applicable to the Individual Award Opportunity have been satisfied;

(d) to determine whether, and under what circumstances and subject to what terms, an Individual Award Opportunity is to be paid in cash or in Shares, or partly in cash and partly in Shares;

(e) to determine whether, and under what circumstances and subject to what terms, an Individual Award Opportunity is to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and

(f) to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3  Delegation of Power.  The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the

Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period or during any period in which an Individual Award Opportunity may be paid following a Performance Period, only the Committee shall be permitted to (a) designate such person to participate in the Plan for such Performance Period, (b) establish performance goals and Individual Award Opportunities for such person, and (c) certify the achievement of such performance goals.

4.  Performance Goals.

4.1  Establishing Performance Goals.  The Committee shall establish within the Applicable Period of each Performance Period one or more objective performance goals for each Participant or for any group of Participants (or both), provided that the outcome of each goal is substantially uncertain at the time the Committee establishes such goal. Performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: earnings; earnings per share; earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); financial return ratios; return on equity; return on assets; total shareholder return; net income; pre-tax income; operating income; revenues; profit margin; cash flow(s); expense management; economic profit; customer satisfaction; mortgage capture rates; productivity; efficiency; employee retention; succession management; management of service and warranty costs; management of the cost of insurance claims; achievement of energy performance goals; measurable marketing effectiveness; or achievement of diversity goals. Each such goal may be expressed on an absolute or relative basis, may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions or operating units) or the past or current performance of other companies (or a combination of such past and current performance) and may include or exclude objectively determinable components of any performance goal, including, without limitation, special charges such as restructuring or impairment charges, gains on land sales below original basis, non-cash amortization, or tax refunds or payments. In the case of earnings-based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. With respect to Participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable Performance Period or during any period in which an Individual Award Opportunity may be paid following a Performance Period, the performance goals established for the Performance Period may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Applicable Period.

4.2  Impact of Extraordinary Items, Changes in Accounting or Other Adjustments.  The measures utilized in establishing performance goals under the Plan for any given Performance Period shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited consolidated financial statements, to the extent applicable, without regard to (a) extraordinary or other nonrecurring or unusual items, as determined by the Company’s independent public accountants in accordance with GAAP, (b) changes in accounting, as determined by the Company’s independent public accountants in accordance with GAAP, or (c) pre-acquisition costs, unless, in each case, the Committee decides otherwise within the Applicable Period or as otherwise required under Section 162(m) of the Code.

5.  Individual Award Opportunities.

5.1  Terms.  At the time performance goals are established for a Performance Period, the Committee also shall establish an Individual Award Opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets of performance goals. The targets shall be expressed in terms of an objective formula or standard which may be based upon the Participant’s Annual Base Salary or a multiple thereof. In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment with respect to any Individual Award Opportunity that would otherwise be made to any Participant or to decide that no payment shall be made. No Participant shall receive a payment, whether in cash or in Shares, under the Plan with respect to any Performance Period having a value in excess of $15 million, which maximum amount shall be prorated with respect to Performance Periods that are less than one year in duration.

5.2  Payments.  Payments with respect to Individual Award Opportunities shall be made in cash or in Shares, or partly in cash and partly in Shares, and shall be made at the time determined by the Committee after the end of the Performance Period for which the Individual Award Opportunities are payable, provided that no such payment shall be made unless and until the Committee has certified in writing the extent to which the applicable performance goals for such Performance Period have been satisfied and provided further that any Individual Award Opportunity which is paid on a deferred basis shall be paid pursuant to an arrangement that is intended to be exempt from, or comply with an exception to, Section 409A of the Code.

6.  General.

6.1  Effective Date and Term of Plan.  The Plan shall be submitted to the shareholders of the Company for approval at the 2008 annual meeting of shareholders and, if approved by the affirmative vote of a majority of the votes cast on the issue of such approval at such meeting, shall become effective for Performance Periods beginning as of and after January 1, 2008. The Plan shall terminate as of December 31, 2012, unless terminated earlier by the Board. In the event that the Plan is not approved by the shareholders of the Company, the Plan shall be null and void with respect to Participants who are “covered employees” within the meaning of Section 162(m) of the Code.

6.2  Amendments.  The Board may amend the Plan as it shall deem advisable, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code.

6.3  Non-Transferability of Awards.  No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

6.4  Tax Withholding.  The Company shall have the right to require, prior to the payment of any amount pursuant to an award made hereunder, payment by the Participant of any Federal,

state, local or other taxes which may be required to be withheld or paid in connection with such award.

6.5  No Right of Participation or Employment.  No person shall have any right to participate in the Plan. Neither the Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company or any subsidiary or affiliate of the Company or affect in any manner the right of the Company or any subsidiary or affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6.6  Designation of Beneficiary.  If permitted by the Company, a Participant may file with the Company a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Company during the Participant’s lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding award shall be payable to the Participant’s executor, administrator, legal representative or similar person.

6.7  Governing Law.  The Plan and each award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Michigan and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.8  Other Plans.  Payments pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (a) such other plan provides that compensation, such as payments made pursuant to the Plan, are to be considered as compensation thereunder or (b) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s shareholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

6.9  Binding Effect.  The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.2 hereof.

6.10  Unfunded Arrangement.  The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No Participant shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 15, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 3 and AGAINST Proposals 4 – 9.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Richard G. Wolford (one-year term)	☐	☐	02 - Cheryl Grisé (three-year term)	☐	☐	03 - William B. Smith (three-year term)	☐	☐
	04 - Brian P. Anderson (three-year term)	☐	☐	05 - Patrick J. O’Leary (three-year term)	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	The approval of the Pulte Homes, Inc. 2008 Senior Management Incentive Plan.	☐	☐	☐	3.	To ratify the appointment of Ernst & Young LLP as Pulte Homes’ independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

4.	A shareholder proposal requesting the election of directors by a majority, rather than plurality, vote.	☐	☐	☐	5.	A shareholder proposal requesting the declassification of the Board of Directors.	☐	☐	☐

6.	A shareholder proposal regarding the use of performance- based options.	☐	☐	☐	7.	A shareholder proposal requesting annual advisory votes on executive compensation.	☐	☐	☐

8.	A shareholder proposal requesting a report regarding climate change.	☐	☐	☐	9.	A shareholder proposal requesting the creation of an oversight committee with respect to nontraditional mortgage loans.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

B Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.
+

2008 Annual Meeting Admission Ticket
2008 Annual Meeting of
Pulte Homes Shareholders
May 15, 2008
Upon arrival, please present this admission ticket
and photo identification at the registration desk.
Directions to Annual Meeting:
From I-75 (Southbound)
Exit at Big Beaver (16 Mile Road).
Proceed West on Big Beaver to Woodward Avenue. Turn right (north) on Woodward and immediately turn left at turnaround. Proceed south on Woodward. Follow signs for the city of Birmingham turnoff (right lane), and go to Maple Road (15 Mile Road). Turn right on Maple Road. Proceed three blocks west to Bates Street. Turn left on Bates. The Community House is three blocks south of Maple Road at 380 South Bates.
From I-75 (Northbound)
Exit at 14 Mile Road.
Go west to Woodward Avenue. Turn right on Woodward (north) and proceed to Maple Road (15 Mile Road). Turn left on Maple. Go five blocks to Bates Street and turn left. The Community House is three blocks south of Maple Road at 380 South Bates.
From I-96, I-94, I-696, and the Lodge
Exit north on Southfield Road.
Proceed to dead-end at Maple Road (15 Mile Road). Turn right on Maple and go east two blocks to Bates Street. Turn right on Bates. The Community House is three blocks south of Maple Road at 380 South Bates.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Pulte Homes	+

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PULTE HOMES, INC.
ANNUAL MEETING OF SHAREHOLDERS – MAY 15, 2008
The undersigned authorizes each of William J. Pulte and Richard J. Dugas, Jr., with full power of substitution and resubstitution, to represent and vote the undersigned’s stock as his, her or its proxy at the annual meeting of Pulte’s shareholders to be held on May 15, 2008, and at any adjournments thereof.
The undersigned acknowledges receipt of the notice of the annual meeting of Pulte’s shareholders, the related proxy statement and the Annual Report for 2007.
The undersigned revokes any proxy or proxies previously given for such stock. The undersigned ratifies and confirms any actions that the persons holding the undersigned’s proxy, or their substitutes, by virtue of this executed card take in accordance with the proxy granted hereunder. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all the powers of said attorneys and proxies.
The shares represented by this proxy card will be voted in accordance with specifications made herein. If no specifications are made, this proxy will be voted FOR Proposals (1), (2) and (3), and AGAINST Shareholder Proposals (4), (5), (6), (7), (8) and (9).
PLEASE MARK, DATE AND SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.
NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears hereon. Joint owners each should sign. Executors, administrators, insurers, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
+
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.